Exhibit 10.2

LOAN AGREEMENT

Dated as of

October 31, 2012

between

CPPT DARIEN LLC

(“Borrower”)

and

SOVEREIGN BANK, N.A., as lender (hereinafter, the “Lender”)

$3,960,000.00 LOAN

1500 BOSTON POST ROAD, DARIEN, CONNECTICUT

8.4	Leases	10
8.5	Compliance With Legal Requirements	10
8.6	Required Licenses and Permits	10
8.7	Curb Cuts and Utility Connections	10
8.8	Good Title and No Liens	10
8.9	Intentionally Omitted	10
8.10	Entity Matters	10
8.11	Valid and Binding	11
8.12	Deferred Compensation and ERISA	11
8.13	No Material Change; No Default	12
8.14	No Broker or Finder	12
8.15	Background Information and Certificates	12
8.16	Patriot Act	12
8.17	Guarantor’s Warranties and Representations	12

9.	COVENANTS	12

9.1	Notices	12
9.2	Financial Statements and Reports	13
9.3	Payment of Taxes and other Obligations; Assessment	13
9.4	Conduct of Business; Compliance With Law	14
9.5	Insurance	14
9.6	Restrictions on Liens, Transfers and Additional Debt	14
9.7	Limits on Guaranties and Distributions	15
9.8	Restrictions on Investments	16
9.9	Indemnification Against Payment of Brokers’ Fees	16
9.10	Limitations On Certain Transactions	16
9.11	Intentionally Omitted	17
9.12	Place for Records; Inspection	17
9.13	Costs and Expenses	17
9.14	Use of Proceeds	17
9.15	Indemnification	17
9.16	Replacement Documentation	18
9.17	Environmental Reports	18
9.18	Leasing	18
9.19	Reserved	19
9.20	Loan to Value Covenant	19
9.21	Debt Service Coverage Ratio	20
9.22	No Violations	20

10.	SPECIAL PROVISIONS	20

10.1	Right to Contest	20
10.2	Recourse Provisions	20

11.	EVENTS OF DEFAULT	21

11.1	Default and Events of Default	21
11.2	Grace Periods and Notice	22
11.3	Certain Lender Remedies	23
11.4	Written Waivers	23

12.	ADDITIONAL REMEDIES	23

12.1	Remedies	23
12.2	Reimbursement	24

ii

12.3	Power of Attorney	24

13.	INTENTIONALLY OMITTED	24

14.	CASUALTY AND TAKING	24

14.1	Casualty and Obligation To Repair	24
14.2	Adjustment of Claims	24
14.3	Payment and Application of Insurance Proceeds	24
14.4	Conditions To Release of Insurance Proceeds	25
14.5	Taking	25

15.	GENERAL PROVISIONS	25

15.1	Notices; Deliveries; Lender and Lender Consents	25
15.2	Limitations on Assignment	26
15.3	Further Assurances	26
15.4	Parties Bound	27
15.5	Waivers, Extensions and Releases	27
15.6	Governing Law; Consent to Jurisdiction; Mutual Waiver of Jury Trial	27
15.7	Survival	28
15.8	Cumulative Rights	28
15.9	Claims Against Lender	28
15.10	Obligations Absolute	29
15.11	Table of Contents, Title and Headings	29
15.12	Counterparts	29
15.13	Satisfaction of Commitment	29
15.14	No Dealings By Lender With Broker	29
15.15	Time Of the Essence	29
15.16	No Oral Change	29
15.17	Monthly Statements	30
15.18	Integration	30

16.	ASSIGNMENT AND PARTICIPATION	30

16.1	Right to Sell	30
16.2	Right to Participate	30
16.3	Disclosures	31
16.4	Borrower Obligations	31

iii

LOAN AGREEMENT

This is a Loan Agreement (“Loan Agreement” or “Agreement”) made and entered into as of the 31st day of October, 2012, by and between CPPT DARIEN LLC, a Delaware limited liability company having an address at c/o Clarion Partners Property Trust Inc., 230 Park Avenue, New York, New York 10169 (hereinafter, the “Borrower”) and SOVEREIGN BANK, N.A., having an address at 75 State Street, Boston, Massachusetts 02109 (the “Lender”).

WITNESSETH:

1.                                       BACKGROUND

1.1                                 Defined Terms.  Capitalized terms used in this Agreement are defined either in Exhibit A, or in specific sections of this Agreement, or in another Loan Document, as referenced in Exhibit A.

1.2                                 Borrower.  The Borrower is a limited liability company organized under the laws of the State of Delaware.  The Borrower was formed and now operates pursuant to a certificate of formation dated as of September 13, 2012, and an operating agreement (the “LLC Agreement”) dated as of September 13, 2012. The sole member of the Borrower is CPT Real Estate LP, a Delaware limited partnership (the “Member”).

1.3                                 Land and Improvements; Property.  Borrower proposes to acquire a certain parcel of land (the “Land”) together with a medical office building located thereon containing approximately 18,754 rentable square feet of office space and all other improvements presently located thereon (the “Improvements”) known as The Darien Medical Center, 1500 Boston Post Road, Darien, Connecticut and more particularly described in the Mortgage and also shown on the plan entitled “ALTA/ACSM Land Title Survey Depicting Real Property Known As #1500 Boston Post Road, Darien, CT” dated August 21, 2012, prepared by Redniss & Mead Incorporated (the “Survey”).  The Land and the Improvements are collectively called the “Property”.

1.4                                 Use of Loan Proceeds.  Borrower has applied to Lender for a loan of $3,960,000 (the “Loan”) the proceeds of which are to be used to acquire the Property and to pay costs and expenses incident to closing the Loan.

1.5                                 Guaranties and Indemnities.  As an inducement to Lender to make the Loan, Clarion Partners Property Trust Inc., a Maryland corporation (hereinafter, the “Guarantor”), has agreed to furnish certain guaranties and indemnities.

1.6                                 Loan.  Subject to all of the terms, conditions and provisions of this Agreement, and of the agreements and instruments referred to herein, Lender agrees to make the Loan and Borrower agrees to accept and repay the Loan.

2.                                       LOAN PROVISIONS

2.1                                 Amount of the Loan.   Subject to the terms and conditions of this Agreement, Lender agrees to advance to Borrower the amount of $3,960,000.00 on the Closing Date.

2.2                                 Intentionally Omitted.

2.3                                 Term of Loan; Extension Right.  The Loan shall be for a term (the “Initial Term”) commencing on the date hereof and ending on October 31, 2017 (the “Initial Maturity Date”).  The Initial Term may be extended for a first extended term (“First Extended Term”) of one (1) year until October 31, 2018 (the “First Extended Maturity Date”) upon satisfaction of the conditions set forth in Section 2.10, and then further extended for a second extended term (“Second Extended Term”, each of the First Extended Term and the Second Term shall also be known hereunder as an “Extended Term”) of one (1) year until October 31, 2019 (the “Second Extended Maturity Date”) upon satisfaction of the conditions set forth in Section 2.10.

2.4                                 Loan Fees.  On the Closing Date, Borrower shall pay a commitment fee in the amount of $19,800.00, as set forth in the Commitment Letter by and among Borrower and Lender dated as of October 2, 2012.

2.5                                 Interest Rate and Payment Terms.  The Loan shall be payable as to interest and principal in accordance with the provisions of this Agreement and the Note.

2.5.1                              Interest Rates.  From the date hereof through and including the Maturity Date, all principal amounts outstanding under the Loan shall bear interest, at the Effective LIBO Rate, and if the Effective LIBO Rate is not available or is illegal under Section 2.7, the Variable Rate.

2.5.2                              Payment and Calculation of Interest. Interest only on the outstanding principal balance of the Loan shall be (a) payable monthly in arrears by Borrower to Lender commencing on December 1, 2012 and on each Payment Date thereafter until the principal together with all interest and other charges payable with respect to the applicable Loan shall be fully paid; and (b) calculated on the basis of a 360 day year and the actual number of days elapsed. Each change in the Prime Rate shall simultaneously change the Variable Rate payable under this Agreement.  Interest at the Effective LIBO Rate shall be computed from and including the first day of the applicable Interest Period to, but excluding, the last day thereof.  There shall be no regular monthly installments of principal due under the Loan; however, all outstanding principal, together with any outstanding interest and other charges due and payable pursuant to the Loan Documents shall be due and payable in full on the Maturity Date, unless earlier accelerated pursuant to the terms and conditions set forth herein or in the other Loan Documents.

2.5.3                              Prepayment.  The Loan or any portion thereof may be prepaid in full or in part at any time upon fifteen (15) days prior written notice to Lender without premium or penalty; provided, however, Borrower shall pay all amounts under Section 2.5.4 below in connection with such prepayment. Any partial prepayment of principal shall first be applied to any installment of principal then due and then be applied to the principal due in the reverse order of maturity, and no such partial prepayment shall relieve Borrower of the obligation to pay any subsequent required installment of principal when due.

2.5.4                              Breakage Costs. Borrower shall pay to Lender within five (5) Business Days of Borrower’s receipt of Lender’s request therefor and notwithstanding contrary provisions contained in any of the Loan Documents, such amounts as reasonably necessary to compensate Lender for the loss, cost or expense which it may reasonably incur as a result of (i) any payment or prepayment, under any circumstances whatsoever, whether voluntary or involuntary, of all or any portion of the Loan on a date other than the last day of the applicable Interest Period or (ii) the conversion, for any reason whatsoever, whether voluntary or involuntary, of the Loan to a Variable Rate Loan on a date other than the last day of the applicable Effective LIBO Rate Interest Period. Such amounts payable by Borrower shall be equal to: (a) any out-of pocket administrative costs actually incurred, plus (b) if the Loan, a Cost Maintenance Fee.  As used herein, the term “Cost Maintenance Fee” shall mean an amount equal to the product of (x) the amount so prepaid or converted, as the case may be, multiplied by (y) the difference between the Effective LIBO Rate, then in effect, or which would have been in effect, and the Treasury Rate in effect on the date of the occurrence plus the Applicable Margin, which product shall be multiplied by (z) a fraction, the numerator of which is the number of days from the date of occurrence of any of the events described in subsections (i) and (ii) of the first sentence of this Section 2.5.4 to the last day of the applicable Interest Period (or, if applicable, each Interest Period) and the denominator of which is 360 days; however, if or to the extent that the applicable Effective LIBO Rate, for the applicable Interest Period is equal to or less than the Treasury Rate plus the Applicable Margin, no Cost Maintenance Fee shall be payable.

2.5.5                              Maturity.  On the Maturity Date, all accrued interest, outstanding principal and other charges due with respect to the Loan shall be due and payable in full and the outstanding principal balance and such other charges, but not unpaid interest, shall continue to bear interest at the Default Rate until so paid.

2.5.6                              Method of Payment; Date of Credit.  All payments of interest, principal and fees shall be made in lawful money of the United States in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments, by direct charge to an account of Borrower maintained with Lender on the first day of the month commencing on the first day of the month after the Loan is made hereunder.  Payments shall be credited on the Business Day on which immediately available funds are received prior to one o’clock P.M. Eastern Time; payments received after one o’clock P.M. Eastern Time shall be credited to the Loan on the next Business Day.  Payments which are not in the form of immediately available funds shall not be credited to the Loan until such funds become immediately available to Lender.  Payments of interest, principal and fees which are being made by a direct charge to an account of Borrower maintained with Lender shall not be subject to the Default Rate or to a Late Charge if Lender shall fail to charge Borrower’s account on the due date of such payment(s) and if there are sufficient funds in such account to make such payments(s).

2.5.7                              Billings.  Lender shall submit monthly billings reflecting payments due; however, any changes in the interest rate or principal balance which occur between the date of billing and the due date may be reflected in the billing for a subsequent month.  Neither the failure of Lender to submit a billing nor any error in any such billing shall excuse Borrower from the obligation to make full payment of all Borrower’s payment obligations when due; however until Borrower is notified, the Default Rate is due or a Late Charge has been imposed, it shall not be an Event of Default so long as interest at the Default Rate or the Late Charge, as applicable, is paid within ten (10) days of notice or billing to Borrower.

2.5.8                              Default Rate.  Lender shall have the option of imposing, and Borrower shall pay upon billing therefor, an interest rate which is four percent (4%) per annum above the interest rate otherwise payable (“Default Rate”) with respect to the principal balance of the Loan:  (a) while any monetary Event of Default exists and is continuing, during that period between the Payment Date on which the amount causing such monetary Event of Default was due and the date of payment of such amount; (b) following any other Event of Default, unless and until the Event of Default is waived by Lender or cured by Borrower in accordance herewith; and (c) after Maturity.

2.5.9                              Late Charges.  Borrower shall pay, upon billing therefor, a onetime late payment charge (i.e. assessed only with respect to the initial month in which such payment was due) (a “Late Charge”) equal to five percent (5%) of the amount of any payment of principal, other than principal due at Maturity, interest, or both, which is not paid within ten (10) days of the due date thereof.  Late Charges are: (a) payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate Lender for administrative and processing costs incident to late payments, (c) are not interest (d) shall not be subject to refund or rebate or credited against any other amount due and (e) shall not accrue interest.

2.5.10                        Application of Payments.  All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (excluding principal and interest), then to accrued interest, and the balance to outstanding principal; provided, however, that during the existence of any Event of Default, payments will be applied to the obligations of Borrower to the Lender as the Lender may determine in its sole discretion.

2.5.11                        Interest Rate Protection Agreements. Borrower shall have the option to enter into an Interest Rate Protection Agreement providing for a rate swap or a rate cap acceptable to the Lender for the Loan in form and substance reasonably satisfactory to Lender.

2.6                                 Intentionally Omitted.

2.7                                 Additional Provisions Related to Interest Rate Selection

2.7.1                              Increased Costs.  If, due to any one or more of: (i) the introduction of any applicable law or regulation or any change (other than any change by way of imposition or increase of reserve requirements already referred to in the definition of Effective LIBO Rate) in the interpretation or application by any authority charged with the interpretation or application thereof of any law or regulation; or (ii) the compliance with any new or revised guideline or request from any governmental central bank or other governmental authority (whether or not having the force of law), there shall be an increase in the cost to Lender of agreeing to make or making, funding or maintaining the Effective LIBO Rate, including without limitation changes which affect or would affect the amount of capital or reserves required or expected to be maintained by Lender, with respect to all or any portion of the Loan, or any corporation controlling Lender, on account thereof, then Borrower, at its option, either (a) shall pay to the Lender, within five (5) Business Days of Borrower’s receipt of written demand by Lender, additional amounts sufficient to indemnify Lender against the increased cost, but only to the extent that Lender generally assesses such increased costs to its borrowers or (b) give Lender notice of its election to convert the Effective LIBO Rate then in effect to the Variable Rate and the Loan shall thereafter bear interest at the Variable Rate.  A certificate as to the amount of the increased cost and the reason therefor submitted to Borrower by Lender, in the absence of manifest error, shall be conclusive and binding for all purposes.  Such increased costs shall not include additional reserves which may be required as a result of any reclassification of risk category of the Loan.

2.7.2                              Illegality.  Notwithstanding any other provision of this Agreement, if the introduction of or change in or in the interpretation of any law, treaty, statute, regulation or interpretation thereof shall make it unlawful, or any central bank or government authority shall assert by directive, guideline or otherwise, that it is unlawful, for Lender to make or maintain the Effective LIBO Rate or to continue to maintain the Effective LIBO Rate then, on written notice thereof and demand by Lender to Borrower, (a) the obligation of Lender to convert or continue the Loan at the Effective LIBO Rate shall terminate and (b) Borrower shall convert all principal outstanding under this Agreement beneficially owned by Lender into the Variable Rate.

2.8                                 Payments Net of Taxes.  All payments and prepayments of principal and interest under this Agreement shall be made net of any taxes imposed after the date hereof resulting from having principal outstanding at or computed with reference, to an Effective LIBO Rate or the Variable Rate.  Without limiting the generality of the preceding obligation, illustrations of such taxes are taxes, or the withholding of amounts for taxes, of any nature whatsoever including income, excise, interest equalization taxes (other than income taxes or franchise taxes or the like) as well as all levies, imposts, duties or fees whether now in existence or as the result of a change in or promulgation of any treaty, statute, regulation, or interpretation thereof or any directive guideline or otherwise by a central bank or fiscal authority (whether or not having the force of law) or a change in the basis of, or the time of payment of, such taxes and other amounts resulting therefrom.

2.9                                 Variable Rate.  If the Loan is converted to the Variable Rate pursuant to Section 2.7, the Loan shall continue at the Variable Rate only for the period of time for which the LIBO Rate remains unavailable.  In such event, the Borrower shall be required to convert any principal bearing interest at the Variable Rate, to the Effective LIBO Rate, immediately upon the availability of the LIBO Rate.

2.10                           Conditions to Extending the Loan.  Upon satisfaction of each of the following conditions, Borrower shall have the right to extend the then applicable Maturity Date to (1) the First Extended Maturity Date, then following the First Extended Maturity Date to (2) the Second Extended Maturity Date:

2.10.1                        No Event of Default.  No Event of Default shall exist;

2.10.2                        Notice from Borrower.  Borrower shall have given Lender written notice of Borrower’s request to exercise its extension right at least thirty (30) days, but not more than ninety (90) days, before the then applicable Maturity Date;

2.10.3                        Covenant Compliance. For each Extension Term,

(a)                                  the Debt Service Coverage Ratio shall not be less than 1.50 to 1.00. Borrower may at any time prior to the then applicable Maturity Date make a principal payment under the

Loan in an amount sufficient to reduce the Debt Service Coverage Ratio to not less than 1.50 to 1.00 in order to satisfy this Section 2.10.3(a); and

(b)                                 the Loan to Value Ratio shall not be greater than fifty-five percent (55%).  In connection with its determination of the Loan to Value Ratio at the time of the requested extension, Lender shall order and Borrower shall pay for an Updated Appraisal which shall be reasonably satisfactory to Lender in all respects, showing continuing compliance with the Loan to Value Ratio.  Borrower may at any time prior to the then applicable Maturity Date make a principal payment under the Loan in an amount sufficient to reduce the Loan To Value Ratio to not more than fifty-five percent (55%) in order to satisfy this Section 2.10.3(b).

2.10.4                        Extension Fee.  An extension fee (the “Extension Fee”) equal to twenty five one hundredths percent (0.25%) of the outstanding balance of the Loan;

2.10.5                        Second Extended Maturity Date. For the extension of the Maturity Date to the Second Extended Maturity Date, the prior extension of the Maturity Date to the First Extended Maturity Date shall have been validly exercised;

2.10.6                        Additional Documents.  Borrower and Guarantor shall have executed and delivered to Lender such agreements and documents as Lender may reasonably require incident to the extension; and

2.10.7                        Before End of Term.  Each of the foregoing conditions are satisfied not later than the then applicable Maturity Date.

Within thirty (30) Business Days following receipt by Lender of Borrower’s written notice under clause 2.10.2 above requesting the extension, Lender shall notify Borrower in writing if all of the conditions precedent to the extension, other than payment of the Extension Fee, have been satisfied, or if further information or certificates are required.  If Lender determines, in its reasonable discretion, that the conditions to extension have been satisfied, other than payment of the Extension Fee, Lender shall so notify Borrower and upon Lender’s receipt of the Extension Fee not later than five (5) days prior to the then applicable Maturity Date, so long as no Event of Default exists, the Loan Term shall be extended until either the First Extended Maturity Date or Second Extended Maturity Date, as applicable.

2.11                           No Plan Assets.  No portion of the Loan shall be funded with “plan assets” withn the meaning of 19 C.F.R. 2510.3-101 as modified by Section 3(42) of the Employee Retirement Income Security Act of 1928, as amended (“ERISA”) if it would cause Borrower to incur any prohibited transaction excise tax penalties under Section 4975 of the Internal Revenue Code of 1986, as amended.

3.                                       SECURITY FOR THE LOAN; LOAN AND SECURITY DOCUMENTS.

3.1                                 Security.  The Loan together with interest thereon and all other charges and amounts payable by, and all other obligations of, Borrower to Lender, with respect to the Property, whenever incurred, direct or indirect, absolute or contingent, including any obligations of the Borrower under any Interest Rate Protection Agreement entered into with the Lender (“Obligations”) shall be secured by the following “Security” which Borrower, and Guarantor, where applicable, agree to provide and maintain:

3.1.1                              Mortgage and Security Agreement.  A first priority open-end mortgage and security agreement (“Mortgage”) granted to the Lender to secure the Loan, on (i) the Borrower’s interest in the Property, (ii) the Borrower’s interest in all land, improvements, furniture, fixtures, equipment, and other assets (including, without limitation, contracts, contract rights, accounts, Licenses and Permits and general intangibles), including all after-acquired property, owned by, or in which Borrower has or obtains any interest, in connection with the Property; (iii) all insurance proceeds and other proceeds therefrom, and (iv) all other assets of Borrower, whether now owned or hereafter acquired and whether or not related to the Property.

3.1.2                              Collateral Assignment of Leases and Rents.  A first priority collateral assignment of leases and rents (“Assignment of Leases and Rents”) with respect to all leases of the Property and all income and profits to be derived from the operation and leasing of the Property.

3.1.3                              Collateral Assignment of Contracts.  A first priority collateral assignment and security agreement (“Assignment of Contracts”) with respect to all contracts, licenses, permits, agreements, and warranties now owned or hereafter acquired by Borrower and related in any manner to the Property.

3.1.4                              Assignment of Interest Rate Protection Agreement. A pledge and assignment granted to the Lender from the Borrower of any and all rights of Borrower in and to the Interest Rate Protection Agreement purchased by the Borrower pursuant to the terms of this Loan Agreement, if any (“Assignment of Protection Agreement”).

3.1.5                              Collateral Assignment of Management Contract.  A first priority collateral assignment and security agreement (“Management Assignment”) with respect to the management contract related to the Property.

3.2                                 Additional Documents. Further, Borrower and Guarantor, as applicable, shall execute and deliver the following:

3.2.1                              Guaranty.  A guaranty of standard non-recourse carve-outs from Guarantor in favor of the Lender (the “Guaranty”).

3.2.2                              Environmental Compliance and Indemnification Agreement. A compliance and indemnification agreement with respect to environmental matters (“Environmental Indemnity”) from Borrower and Guarantor (collectively, “Indemnitors”) in favor of the Lender.

3.3                                 Loan Documents and Security Documents.  The Loan shall be made, evidenced, administered, secured and governed by all of the terms, conditions and provisions of the “Loan Documents”, each as the same may be hereafter modified or amended, consisting of: (i) this Loan Agreement; (ii) the promissory note in the form of Exhibit I, annexed hereto, made by Borrower, payable to Lender in the aggregate original principal amount of $3,960,000.00 (the “Note”); (iii) the Mortgage; (iv) the Assignment of Leases and Rents; (v) the Assignment of Contracts; (vi) the Assignment of Protection Agreement; (vii) the Guaranty; (viii) the Environmental Indemnity; (ix) the Management Assignment; and (x) any other documents, instruments, or agreements, now or hereafter executed to further evidence or secure the Loan.

The Mortgage, Assignment of Leases and Rents, Assignment of Contracts, Assignment of Protection Agreement and Management Assignment are sometimes collectively referred to as the “Security Documents”.

4.                                       CONTINUING AUTHORITY OF AUTHORIZED REPRESENTATIVES.  Lender is authorized to rely upon the continuing authority of the persons, officers, signatories or agents hereafter designated (“Authorized Representatives”) to bind the Borrower with respect to all matters pertaining to the Loan and the Loan Documents.  Such authorization may be changed only upon written notice to Lender accompanied by evidence, reasonably satisfactory to Lender, of the authority of the person giving such notice and such notice shall be effective not sooner than two (2) Business Days following receipt thereof by Lender.  The present Authorized Representatives are listed on Exhibit C.  The Lender shall have a right of approval, not to be unreasonably withheld, delayed, or conditioned, over the identity of the Authorized Representatives so as to assure Lender that each Authorized Representative is a responsible and senior official of the Borrower.

5.                                       LENDER’S CONSULTANTS.

5.1                                 Right to Employ.  Lender shall have the right to employ its own personnel, or one or more engineers, architects, builders or other construction specialists, environmental advisors, scientists, accountants, and attorneys to act as an advisor to Lender in connection with the Loan (each of which shall be a Lender’s “Consultant”).

5.2                                 Functions.  The functions of a Lender’s Consultant shall include, without limitation:

(i)                                     inspection and physical review of the Property;

(ii)                                  review and analysis of any work to be done in connection with the Property;

(iii)                               review and analysis of environmental matters; and

(iv)                              review and analysis of financial and legal matters.

5.3                                 Payment.  The reasonable and customary out-of-pocket costs and fees of Lender’s Consultants shall be paid by Borrower upon billing therefor.

5.4                                 Access.  Borrower shall provide Lender’s Consultants with continuing access to all aspects of the Property and books and records related thereto at reasonable times during the day upon at least two (2) Business Days prior written notice to Borrower.

5.5                                 No Liability.  Neither Lender nor any of its Consultants shall have liability to Borrower, Guarantor, or any third party, on account of:

(i)                                     services performed by Lender’s Consultant;

(ii)                                  any failure or neglect by Lender’s Consultant to properly perform services; or

(iii)                               any approval or disapproval of work, plans or other matters.  Neither Lender nor Lender’s Consultant shall have any obligation regarding proper performance of work related to the Property.  Borrower shall have no rights under or relating to any agreement, report, or similar document prepared by any Lender’s Consultant for Lender; provided, however that Lender will provide Borrower with copies of the same upon Borrower’s reasonable request, unless an Event of Default is in existence.

Notwithstanding the foregoing, (a) any Consultant shall be liable for any damage to the Property caused by such Consultant during such Consultant’s entry upon the Property and (b) Lender shall not have liability for any damage to the Property caused by Lender during Lender’s entry upon the property, absent gross negligence or willful misconduct by Lender.

6.                                       LOAN DISBURSEMENTS.

6.1                                 Procedures and Limits.  Lender shall, subject to compliance with all of the other terms, conditions and provisions of this Agreement, make disbursement of the Loan proceeds entirely at closing.

7.                                       CONDITIONS PRECEDENT.

7.1                                 Closing of the Loan and Funding the Loan.  It shall be a condition precedent of Lender’s obligation to close the Loan and to fund the Loan that each of the following conditions precedent be satisfied in full (as determined by Lender in its reasonable discretion which discretion shall be exercised in good faith having due regard for the advice of Lender’s Consultants), unless specifically waived in writing by each necessary party at or prior to closing and funding of the Loan:

7.1.1                              Satisfactory Loan Documents.  Each of the Loan Documents and Security Documents shall be satisfactory in form, content and manner of execution and shall have been delivered to Lender.

7.1.2                              No Material Change.  No material adverse change shall have occurred in the financial condition, business, affairs, operations or control of Borrower or Guarantor, since the date of their respective financial statements most recently delivered to the Lender, which in Lender’s good faith judgment, reasonably exercised, may jeopardize in a material manner the ability of each such entity to perform its respective obligations under the Loan Documents, or Guaranty, as applicable.

7.1.3                              Warranties and Representations Accurate.  All warranties and representations made by or on behalf of Borrower, or Guarantor, or any of them, to Lender shall be true, accurate and complete in all material respects and shall not omit any material fact necessary to make the same not misleading.

7.1.4                              Financials and Appraisals.  Lender shall have received and approved: (i) financial statements from Borrower and Guarantor which, as to Borrower, comply with the standards set forth in Section 9.2 and which, as to Guarantor, comply with the standards of Section 13 of the Guaranty; and (ii) an appraisal of the Property from an appraiser acceptable to Lender setting forth (i) an appraised value of the Property on an “as is” basis which results in a Loan to Value Ratio not in excess of 55% based upon full funding of the Loan.  The Lender acknowledges receipt and approval of such appraisals (satisfying said Loan to Value Ratio), and such financial statements in satisfaction of this Section.

7.1.5                              Validity and Sufficiency of Security Documents. Each of the Security Documents and related UCC filings shall be in proper form for recording and filing and shall have been duly recorded and filed, or satisfactory gap arrangements have been made for the issuance of the Lender’s title insurance policy, each to the satisfaction of Lender and Lender’s counsel.

7.1.6                              No Other Liens; Taxes and Municipal Charges Current.  The Collateral shall not be subject to any liens or encumbrances, whether inferior or superior to the Loan Documents or the Security Documents, except as otherwise provided herein or in respect of: (i) real estate taxes and personal property taxes not yet due and payable; and (ii) Permitted Title Exceptions, if any.  All real estate taxes, personal property taxes and other municipal charges relating to any of the Collateral shall be current.

7.1.7                              Compliance With Law.  Lender shall be reasonably satisfied that:

(a)                                  Present Compliance.  All real estate and tangible personal property constituting or intended to constitute Collateral for the Loan materially complies with all material Legal Requirements including, without limitation, Environmental Legal Requirements, and the provisions of all Licenses and Permits.

(b)                                 No Prohibitions or Violations.  There are no Legal Requirements which prohibit the current use of the Property, nor is there any outstanding and uncured violation of any material Legal Requirements including, without limitation, any Environmental Legal Requirements.

7.1.8                              Title Insurance; Other Evidence of Perfection.  Lender shall have received: (i) a mortgagee’s title insurance policy which meets Lender’s title insurance requirements previously furnished to Borrower to the satisfaction of Lender; and (ii) such other evidence of the perfection of its security interests as Lender may reasonably require.

7.1.9                              Survey.  Lender shall have received a current, on-site instrument survey of the Property containing a certification thereon, or on a separate surveyor’s certificate, of a Registered Land Surveyor reasonably acceptable to Lender which meets Lender’s survey requirements previously furnished to Borrower to the satisfaction of Lender.  Lender confirms that it has reviewed and approved the Survey of the Property delivered by Borrower and the conditions shown thereon in satisfaction of this Section.

7.1.10                        Conditions of Property. There shall have been no material unrepaired or unrestored damage or destruction by fire or otherwise to any of the real or tangible personal property comprising or intended to comprise the Collateral.

7.1.11                        No Takings.  Neither the Property nor any material portion thereof shall have been taken by eminent domain nor shall there be any written threat of such a taking.

7.1.12                        Insurance.  The Borrower shall have provided to Lender with respect to the Property and the Collateral evidence of: (i) insurance coverages which meet the property, hazard and other insurance requirements set forth on Exhibit D of this Agreement to the satisfaction of Lender and Lender’s Consultants or such other insurance which meets with the approval of Lender in its sole discretion; and (ii) prepayment of the premiums for such insurance for at least one (1) year or for such shorter period as Lender may approve, such approval not to be unreasonably withheld.

7.1.13                        Hazardous Waste, Hazardous Materials and Toxic Substances.  Lender shall have received, and in its reasonable discretion approved, satisfactory reports addressed to the Lender from acceptable, qualified professionals prepared in accordance with Lender’s protocols (and which will include subsurface and ground water testing results if required by the Lender) indicating the acceptability of the environmental risk associated with the Property, addressing the existence of any Hazardous Materials at, or which may affect, the Property and the Property’s compliance with Environmental Legal Requirements.  Lender confirms that it has received and approved the Environmental Reports described in the Environmental Indemnity in satisfaction of the foregoing.

7.1.14                        Organizational Documents and Entity Agreements.  Lender shall have received and approved: (1) the LLC Agreement of the Borrower; (2) the limited liability company agreement of Member; and (3) the bylaws and certificate of incorporation of Clarion Partners Property Trust Inc.

7.1.15                        Votes, Consents and Authorizations.  Lender shall have received and approved certified copies of all entity and corporate votes, consents and authorizations as may be required to evidence authority of Borrower and/or Guarantor, as applicable, for (i) closing the Loan and the transactions contemplated hereby; (ii) providing continuing authorization to designated persons to deal in all respects on behalf of Borrower; and (iii) the execution of all Loan Documents.

7.1.16                        Legal and other Opinions.  Lender shall have received and approved legal opinion letters from counsel representing Borrower and Guarantor which meet Lender’s legal opinion requirements.

7.1.17                       Lease Approvals.  Lender shall (a) have approved all tenants and leases in effect at the time of closing and (b) shall have received a satisfactory estoppel certificate from the Major Tenant and, a subordination, non-disturbance and attornment agreement (hereinafter, an “SNDA Agreement”) from the Major Tenant.

7.1.18                        Property Matters.  Lender shall have received and independently approved evidence of Licenses and Permits for the Property sufficient to allow the Property to be operated in the ordinary course of business.

8.                                       WARRANTIES AND REPRESENTATIONS.  Borrower warrants and represents to Lender for the express purpose of inducing Lender to enter into this Agreement, to make the Loan, and to otherwise complete all of the transactions contemplated hereby, that as of the date of this Agreement, upon the date the Loan is funded, as follows:

8.1                                 Financial Information.  True, accurate and complete financial statements of Borrower and Guarantor have been delivered to Lender and the same fairly present the financial condition of Borrower and Guarantor as of the date thereof in all material respects and no material and adverse change has occurred in such financial condition or business since the date thereof.

8.2                                 No Violations. To Borrower’s knowledge, the execution, delivery and performance of the Loan Documents by Borrower shall not constitute a violation of, or conflict with, any law, order, regulation, contract, agreement or organizational document to which the Borrower is a party or by which it or the Property is bound.

8.3                                 No Litigation.  There is no material litigation now pending, or to the Borrower’s knowledge threatened, against Borrower or Guarantor which if adversely decided could materially impair the ability of Borrower or Guarantor to pay and perform its obligations hereunder or under the other Loan Documents or other agreements to which Borrower or Guarantor is a party.  Except as disclosed on Schedule 8.3, there is no litigation, whether or not material, pending, or to the Borrower’s knowledge threatened in writing against Borrower which is not either: (i) covered by insurance, or (ii) previously disclosed to Lender which if adversely determined would be reasonably likely to have a material adverse effect on Borrower’s condition, financial or otherwise.

8.4                                 Leases.  True and complete copies of all leases of the Property which are now in effect (and all guaranties thereof) have been delivered to Lender. Such leases have not been further amended or materially changed in any respect and, to Borrower’s knowledge, are in full force and effect, enforceable in accordance with the terms thereof, subject, however, to the terms of the Loan Documents.

8.5                                 Compliance With Legal Requirements.  The Property complies with all material Legal Requirements and any and all covenants, conditions, restrictions or other matters which materially affect the Property.

8.6                                 Required Licenses and Permits.  All Licenses and Permits which are reasonably required in order to operate the Property in the usual course of business have been obtained, are in full force and effect, and have been complied with, in all material respects.

8.7                                 Curb Cuts and Utility Connections.  All required curb cuts, utility connections and Licenses and Permits therefor have been obtained and are in full force and effect, and all utility services as reasonably required for water, gas, electric, telephone, sewer and storm drainage and sanitary waste disposal are available as a matter of right and to an extent adequate to serve the Property for their intended uses.

8.8                                 Good Title and No Liens.  The Borrower is the lawful owner of the Property and Improvements, free and clear of all liens and encumbrances of any nature whatsoever, except (a) in favor of Lender as set forth herein, (b) Permitted Title Exceptions and (c) Permitted Transfers.

8.9                                 Intentionally Omitted.

8.10                           Entity Matters.

8.10.1                        Organization.

(a)                                  Borrower is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware; Clarion Partners Property Trust Inc. (“Clarion”) is a duly organized and validly existing corporation in good standing under the laws of the State of Maryland; each of Borrower and Guarantor is qualified to transact business in each jurisdiction where the nature of its business is such that qualification is required; and each of Borrower and Guarantor has all requisite power and authority to conduct its business and to own its property, as now conducted or owned, and as contemplated by this Agreement.

(b)                                 Borrower was formed for the single purpose of, and the nature of the business to be conducted and promoted by the Borrower is, owning the Property, and taking all such other actions directly related thereto.

(c)                                  Borrower shall (i) maintain books and records separate from any other person or entity; (ii) maintain its accounts separate from any other person or entity; (iii) not commingle assets with those of any other entity; (iv) conduct its own business in its own name; (v) maintain separate financial statements; (vi) pay its own liabilities out of its own funds; (vii) observe all limited liability company formalities; (viii) maintain an arm’s-length relationship with its affiliates; (ix) pay the salaries of its own employees and maintain a sufficient number of employees in light of its contemplated business operations; (x) not guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others, except for guaranties and indemnities provided to bonding and title companies in connection with the Property; (xi) not acquire obligations or securities of its partners, members or shareholders; (xii) allocate fairly and reasonably any overhead for shared office space; (xiii) use separate stationary, invoices and checks; (xiv) not pledge its assets for the benefit of any other entity or make any loans or advances to any entity; (xv) hold itself out as a separate entity; (xvi) correct any known misunderstanding regarding its separate identity; and (xvii) maintain adequate capital in light of its contemplated business operations.

8.10.2                        Ownership and Taxpayer Identification Numbers.  All of the members of Borrower, and a description of the member interests of Borrower held by the same, are listed in Exhibit B.  Except for Permitted Transfers and other transfers approved by Lender, no additional ownership interests, or rights or instruments convertible into such ownership interests, shall be issued, nor shall any ownership change, except for Permitted Transfers.  The identity of Guarantor is accurately stated in Exhibit B. The taxpayer identification numbers of Borrower, its members and Guarantor are accurately stated in Exhibit B.

8.10.3                        Authorization.  All required entity actions and proceedings have been duly taken so as to authorize the execution and delivery by Borrower and Guarantor, as applicable of the Loan Documents and other agreements relating to the Property to which Borrower or Guarantor is a party.

8.11                           Valid and Binding.  Each of the Loan Documents constitutes the legal, valid and binding obligations of Borrower and, where applicable, Guarantor in accordance with the respective terms thereof, subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and, with respect to the availability of the remedies of specific enforcement, subject to the discretion of the court before which any proceeding therefor may be brought.  Notwithstanding the foregoing, Borrower’s warranties and representations as to contracts by parties other than the Borrower or Guarantor are made only to the Borrower’s knowledge and belief.

8.12                           Deferred Compensation and ERISA.

8.12.1                        Assuming no portion of the Loan is funded with “plan assets” (within the meaning of 19 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA), unless Lender relies on a prohibited transaction exemption the condition of which are (and will continue to be) satisfied, Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement and the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

8.12.2                        Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole and absolute discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans that would be violated by the transactions contemplated by the Loan Documents; and (iii) one or more of the following circumstances (at Borrower’s option) is true:

(a)                                  Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(b)                                 Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(c)                                  Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e) or an investment company registered under The Investment Company Act of 1940.

8.13                           No Material Change; No Default.  As of the date hereof: (i) there is no Default on the part of Borrower or to Borrower’s knowledge Guarantor under this Agreement or any of the other Loan Documents and no event has occurred and is continuing which could constitute an Event of Default under any Loan Document to which Borrower is a party; and (ii) Borrower has filed all required federal, state and local tax returns and has paid all taxes due pursuant to such returns or any assessments against Borrower or the Property.

8.14                           No Broker or Finder.  Neither Borrower nor Guarantor nor anyone on behalf thereof has dealt with any broker, finder or other person or entity who or which may be entitled to a broker’s or finder’s fee, or other compensation, payable by Borrower or Guarantor in connection with this Loan.  Lender hereby represents and warrants that neither Lender nor anyone on behalf of Lender has dealt with any broker, finder or other person or entity who or which may be entitled to a broker’s or finder’s fee, or other compensation, payable by Lender in connection with this Loan.

8.15                           Background Information and Certificates.  To Borrower’s knowledge, all of the factual information contained or referred to in Section 1 of this Agreement and in the Exhibits to this Agreement, and in the certificates furnished to Lender by or on behalf of Borrower in connection with the Property, is true, accurate and complete in all material respects, and omits no material fact necessary to make the same not misleading.

8.16                           Patriot Act.  To the extent required, each of Borrower and Guarantor are in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).  To the Borrower’s and Guarantor’s knowledge, no part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.17                           Guarantor’s Warranties and Representations.  Borrower has no reason to believe that any warranties or representations made in writing by Guarantor to Lender are untrue, incomplete or misleading in any respect.

9.                                       COVENANTS.  Borrower covenants and agrees that from the date hereof and so long as Lender has any obligation to make the Loan hereunder, or any indebtedness is outstanding hereunder, or any of the Loan or other obligations remains outstanding, as follows:

9.1                                 Notices.  Borrower shall, with reasonable promptness, but in all events within five (5) Business Days after it has actual knowledge thereof, notify Lender in writing of the occurrence of any act, event or condition which constitutes an Event of Default under any of the Loan Documents.  For the purpose of this Section 9.1, “actual knowledge” shall refer only to the actual knowledge of the Borrower or any Person who is an Authorized

Representative listed on Exhibit C, as such Exhibit C may hereafter be amended.  Such notification shall include a written statement of any remedial or curative actions which Borrower proposes to undertake to cure or remedy such Event of Default.

9.2                                 Financial Statements and Reports.  Borrower shall furnish or cause to be furnished to Lender, from time to time, the following financial statements and reports and other information, all in form, manner of presentation and substance acceptable to Lender:

9.2.1                              Borrower Annual Statements.  By April 30 in each calendar year, beginning for the year ending December 31, 2012, annual financial statements of the Borrower prepared in accordance with generally accepted accounting principles consistently applied, or other recognized method of accounting reasonably acceptable to Lender, consistently applied, in form and manner of presentation reasonably acceptable to Lender by an independent, certified public accountant reasonably acceptable to Lender, such financial statements to include and to be supplemented by such detail and supporting data and schedules as Lender may from time to time reasonably determine.

9.2.2                              Operating Statements.  Within thirty (30) days following the end of each calendar year commencing January 1, 2013, the Borrower shall internally prepare and certify to be true, accurate and complete, operating statements for the Property, which shall be in form and substance satisfactory to the Lender, and shall include, without limitation a rent roll and a statement for the Property showing the results of operation for the prior calendar year period and on a year-to-date basis for the period just ended and a calculation of the Debt Service Coverage Ratio for the prior year and an operating statement for the year just ended certified by the Borrower to be accurate and complete to the Borrower’s knowledge.

9.2.3                              Data Requested.  Such financial reports, financial statements and other financial and credit information as Lender may reasonably request from time to time with respect to the Borrower or the Property, including, but not limited to, rent rolls, aged receivables, aged payables, leases, budgets, forecasts, reserves, cash flow projections, physical condition of the Property and pending lease proposals.

9.2.4                              Tax Returns.  Within thirty (30) days of the filing thereof, copies of all federal and state tax returns of Borrower (and if applicable, any extensions for the filing of such returns).

9.2.5                              Guarantor’s Statements.  By the dates specified in the Guaranty, in each year, the financial statements and reports required to be furnished by Guarantor as set forth in the Guaranty.

9.2.6                              Intentionally Omitted.

9.2.7                             Lease Notices.  Concurrently with the giving thereof, and within five (5) Business Days of receipt thereof, copies of all default notices given or received with respect to the lease with the Major Tenant.

9.2.8                              Real Estate Taxes.  Evidence of the payment of all real estate taxes, personal property taxes and other municipal charges relating to the Property and any of the Collateral.

9.2.9                              Accuracy of Financial Statements.  All financial statements of Borrower and Guarantor furnished to Lender shall be true, accurate and complete and shall fairly present the financial condition of Borrower and Guarantor as of the date thereof.

9.3                                 Payment of Taxes and other Obligations; Assessment.  Subject to the right to contest set forth in Section 10.1, the Borrower shall duly file all tax returns and pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges payable by it or with respect to the Property, as well as all claims or obligations for labor, materials, supplies or services (involving an amount in excess of $10,000.00 in any instance or $25,000.00 in the aggregate) or for borrowed funds in any amount.

9.4                                 Conduct of Business; Compliance With Law.  Borrower shall at all times engage solely in the ownership and operation of the Property, and will not enter into any new ventures, or undertake any Investments except as permitted in Section 9.8 or new business dealings, without Lender’s express prior written consent in each instance not to be unreasonably withheld.  As an express inducement to Lender to make and maintain the Loan, the Borrower agrees at all times prior to payment and satisfaction of all Obligations to be and remain a single purpose entity.  Borrower shall operate the Property and conduct its affairs in a lawful manner and in compliance with all Legal Requirements subject to Section 10.1.2 applicable thereto and all applicable provisions of ERISA.

9.5                                 Insurance.  Borrower shall maintain in full force and effect the insurance coverages set forth in Exhibit D of this Loan Agreement, or such other insurance which meets with the approval of Lender in its reasonable discretion, and shall cause Lender, to be designated as mortgagee/lender/loss payee/additional insured in accordance with the requirements of Exhibit D.  All insurance premiums shall be paid annually, in advance, and Lender shall be provided with evidence from the Borrower of such prepayment of insurance premiums prior to funding the Loan and thereafter at least two (2) Business Days prior to each date on which the coverage may lapse for non-payment or otherwise or replacement of such coverage, with confirmation of such payment being received from the applicable insurance carrier no later than sixty (60) days after each date on which the coverage may lapse for non-payment.

9.6                                 Restrictions on Liens, Transfers and Additional Debt.

9.6.1                              Prohibited Transactions.  Except for Permitted Transactions, the Borrower shall not:

(a)                                  create or incur, or suffer to be created or incurred, or to exist, any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind upon any of its assets of any character whether or not related to the Property, or any portion thereof, whether now owned or hereafter acquired or upon the proceeds or products thereof, unless such lien or encumbrance is involuntary and is not bonded or otherwise disposed of as provided in Section 11.1.4;

(b)                                 create or incur any indebtedness for borrowed funds, whether secured or unsecured either directly or as a guarantor, except for the Loan;

(c)                                  directly permit any sale, transfer, exchange, assignment or pledge of or grant of any security interest in any direct or indirect ownership interests in the Borrower; or

(d)                                 sell, convey, transfer or exchange any of its assets of any character whether or not related to the Property, or any portion thereof, whether now owned or hereafter acquired.

9.6.2                              Permitted Transactions.  The term “Permitted Transactions” shall mean Permitted Transfers, Permitted Additional Debt and Permitted Title Exceptions.

9.6.3                              Permitted Transfers.  The term “Permitted Transfers” shall mean:

(a)                                  the Security Documents and other agreements in favor of Lender;

(b)                                 transactions, whether outright or as security, for which Lender’s prior written consent has been obtained, which consent may be withheld, granted or granted conditionally, subject to such protective and other conditions as the Lender may require in its reasonable discretion;

(c)                                  sales or dispositions in the ordinary course of business of worn, obsolete or damaged items of personal property or fixtures which are suitably replaced to the extent reasonably needed;

(d)                                 the creation of easements for utilities, access, egress, drainage, signage, and similar purposes, subject to the Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed; and

(e)                                  sales or transfers of a legal or beneficial ownership interest in Clarion Partners Property Trust Inc. or CPT Real Estate LP, or in any Person that owns, directly or indirectly, Clarion Partners Property Trust Inc. or CPT Real Estate LP; provided however, that at all times the Guarantor shall Control and own at least fifty-one percent (51%) of the ownership interests in CPT Real Estate LP.

9.6.4                              Permitted Additional Debt.  The term “Permitted Additional Debt” shall mean:

(a)                                  transactions, whether secured or unsecured, for which Lender prior written consent has been obtained, which consent may be withheld, granted or granted conditionally subject to such protective and other conditions as Lender may require in its reasonable discretion;

(b)                                 indebtedness incurred in the ordinary course of business for the purchase of goods or services which are payable, without interest, within thirty (30) days of billing;

(c)                                  fully subordinated unsecured loans from owners of beneficial interests in Borrower, the proceeds of which are used solely to pay operating costs so long as the applicable creditor has entered into a subordination and standstill agreement which is fully satisfactory to Lender in Lender’s reasonable discretion;

(d)                                 obligations under any Interest Rate Protection Agreement; and

(e)                                  to the extent the same may constitute indebtedness, the performance of the Borrower’s obligations as landlord under any Lease.

9.6.5                              Additional Funds.  All funds required for the operation of the Property in excess of those available from ordinary cash flow of the Property shall be provided by Borrower, or its owners, or Guarantor, as additional equity contributions or by Permitted Additional Debt.

9.6.6                              Lender’s Options.  The Lender may in its reasonable discretion, waive compliance with the provisions of this Section 9.6 in any instance upon compliance with some or all of such terms and conditions as the Lender may impose and Borrower may agree to, including, without limitation, the payment of a material fee and a change in the interest rate and other terms.  Except for Permitted Transfers, Lender may grant or withhold, or conditionally grant, its consent to any proposed transfer in its reasonable discretion.

9.7                                 Limits on Guaranties and Distributions.

9.7.1                              Limits.  Borrower shall not guarantee to anyone other than Lender the obligations of any Person, save and except for guaranties and indemnities provided to bonding and title companies in connection with the Property.  Borrower shall not pay any money or distribute any property (in any form) to its members, in any capacity, or to Guarantor, or to any Affiliated entity or related party except for Permitted Distributions.

9.7.2                              Permitted Distributions.  The term “Permitted Distributions” shall mean so long as (a) no Event of Default exists, and (b) the Loan has not become due at Maturity or been accelerated by written notice to Borrower, the payment of distributions, redemptions and other payments of Excess Cash Flow to the Member in accordance, as applicable, with the terms of the LLC Agreement.

9.8                                 Restrictions on Investments.  Borrower will not make or permit to exist or to remain outstanding any Investment except an Investment in assets as to which Lender has perfected a first lien mortgage or security interest and which are in:

(a)                                  marketable direct or guaranteed general obligations of the United States of America which mature within one year from the date of purchase by Borrower;

(b)                                 bank deposits, certificates of deposit and bankers’ acceptances, or other obligations in or of Lender or other banks located within and chartered by the United States of America or a state and having assets of over $500,000,000.00; or

(c)                                  personal property and real estate acquired in the normal and ordinary course of Borrower’s present business and in connection with the Property.

All such Investments shall be made in a manner which assures that Lender shall have and maintain a perfected first lien security interest therein.

9.9                                 Indemnification Against Payment of Brokers’ Fees.  Borrower agrees to defend, indemnify and save harmless Lender from and against any and all liabilities, damages, penalties, costs, and expenses, relating in any manner to any brokerage or finder’s fees in respect of the Loan.

9.10                           Limitations On Certain Transactions.  Borrower agrees to the following limitations:

9.10.1                        No Merger or Acquisition.  Borrower shall not dissolve or liquidate, nor merge or consolidate with or otherwise acquire all or substantially all of the assets of any other entity.

9.10.2                        Contracts of a Material or Significant Nature.  Except for agreements complying with this Agreement, Borrower shall not enter into any other contracts, agreements or purchase orders which would involve the expenditure of more than $50,000.00 in any instance or $250,000.00 in the aggregate per annum without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed, but which consent may be conditioned upon a demonstration by Borrower to Lender’s reasonable satisfaction that the contract, agreement or purchase order is reasonable and that Borrower has adequate resources to pay and perform the same.  Lender confirms and agrees that the foregoing provisions of this Section 9.10.2 shall not apply to, and no consent from or notice to Lender shall be required for the execution and delivery by Borrower of, any agreement relating to the sale of, the Property, or commitments or related agreements in connection with the refinancing of the Property.

9.10.3                        No Changes In Agreements.  No material change shall be made in the LLC Agreement except upon at least ten (10) days prior written notice to Lender setting forth the text of the proposed change and the reasons the applicable parties wish to make such change.  Furthermore, the written approval of Lender shall be required, (and such written approval shall not be unreasonably withheld, delayed or conditioned), if the then effect of such change(s) would be to (i) alter or modify directly or indirectly the voting provisions or the provisions relating to who the officers or Member of Borrower will be (other than as a result of a Permitted Transaction) or what powers the officers or Member of the Borrower shall have; (ii) result in a change in control of Borrower, other than as a result of a Permitted Transaction; or (iii) result in Borrower being unable to undertake a course of conduct which is consistent with the terms, provisions and conditions of the Loan Documents or to refrain from a course of conduct which is inconsistent with such requirements.  Borrower shall have the right to include in its written request regarding such change with the following language typed in all capital letters and underlined:

WARNING:  UNLESS RESPONDED TO BY WRITTEN NOTICE WITHIN TEN (10) DAYS OF YOUR RECEIPT OF THIS NOTICE, THE REQUEST DESCRIBED BELOW SHALL BE DEEMED APPROVED.

In the absence of a written refusal as evidenced by Lender’s written notice to Borrower within such ten (10) days following receipt of such written request, the request shall be deemed approved.

9.11                           Intentionally Omitted.

9.12                           Place for Records; Inspection.  Borrower shall maintain all of its business records at: 230 Park Avenue, New York, New York 10169. Upon reasonable notice and at reasonable times during normal business hours Lender shall have the right (through such agents as Lender may designate) to examine Borrower’s property and make copies of and abstracts from Borrower’s books of account, correspondence and other records and to discuss its financial and other affairs with any of its owners and any accountants hired by Borrower, it being agreed that Lender may disclose any such information to Lender and that Lender shall use reasonable efforts to not divulge information obtained from such examination to others except in connection with Legal Requirements and in connection with administering the Loan, enforcing rights and remedies under the Loan Documents and in the conduct, operation and regulation of their respective banking and lending business (which may include, without limitation, the transfer of the Loan or of participation interests therein).  Any assignee or transferee of the Loan, co-lender, or any holder of a participation interest in the Loan shall be entitled to deal with such information in the same manner and in connection with any subsequent transfer of its interest in the Loan or of further participation interests therein.  Lender agrees that, so long as no Event of Default exists, it shall not disclose to others material information obtained solely through the procedures set forth in this Section 9.12 except to an Eligible Assignee.

9.13                           Costs and Expenses.  Borrower shall pay all third party out-of-pocket costs and expenses (excluding salaries, wages or benefits of employees of Lender) reasonably incurred by (i) Lender in connection with the implementation of the Loan and the administration of the Loan, or (ii) the Lender in the enforcement of the Lender’s rights under the Loan Documents, in each case, including, without limitation, out-of-pocket legal fees and disbursements, appraisal fees, inspection fees, plan review fees, travel costs, fees and costs of independent engineers and consultants, and the fees.  Borrower’s obligations to pay such costs and expenses shall include, without limitation, all reasonable attorneys’ fees and other reasonable costs and expenses incurred by Lender for preparing and conducting litigation or dispute resolution arising from any breach by Borrower or Guarantor or any Indemnitor of any covenant, warranty, representation or agreement under any one or more of the Loan Documents.

9.14                           Use of Proceeds.  The proceeds of the Loan shall be used solely and exclusively towards the acquisition of the Property and payment of costs and expenses incurred in connection with the closing thereof and the financing provided by the Loan. No portion of the proceeds of the Loan shall be used directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry any margin stock or to extend credit to others for the purpose thereof or to repay or refund indebtedness previously incurred for such purpose, or (ii) for any purpose which would violate or is inconsistent with the provisions of regulations of the Board of Governors of the Federal Reserve System including, without limitation, Regulations G, T, U and X thereof.

9.15                           Indemnification.  Borrower shall at all times, both before and after repayment of the Loan, at its sole cost and expense defend, indemnify, exonerate and save harmless Lender and all those claiming by, through or under Lender and their respective officers, directors, shareholders, partners, agents, attorneys and employees (each an “Indemnified Party”) against and from all actual damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind whatsoever, including, without limitation, reasonable attorneys’ fees and experts’ fees and disbursements, which may at any time (including, without limitation, before or after discharge or foreclosure of the Mortgage) be imposed upon, incurred by or asserted or awarded against the Indemnified Party and arising from or out of:

9.15.1                        subject to the provisions of the Environmental Indemnity, any Hazardous Materials or any violation of, or failure to comply with, any Environmental Legal Requirements all as more particularly provided for in the Environmental Indemnity;

9.15.2                        any liability for damage to Person or property arising out of any violation of any Legal Requirement, or

9.15.3                        any act, omission, negligence or conduct at the Property, or arising or claimed to have arisen, out of any act, omission, negligence or conduct of Borrower or any contractor, sub-contractor, tenant, occupant or invitee thereof which is in any way related to the Property.

Notwithstanding the foregoing, an Indemnified Party shall not be entitled to indemnification in respect of claims (a) arising from its own gross negligence or willful misconduct to the extent that such gross negligence or willful misconduct is determined by the final judgment of a court of competent jurisdiction, not subject to further appeal, in proceedings to which such Indemnified Party is a proper party, or (b) arising after (and related to the time period after) an Indemnified Party has taken possession or ownership of the Property.

9.16                           Replacement Documentation.  Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of any Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor. The Lender shall indemnify the Borrower against any additional loss, liability of expense which the Borrower may incur in excess of the liabilities of the Borrower under the Loan Documents, due solely to issuance of the said replacement Note or other security document.

9.17                           Environmental Reports.

9.17.1                        The Lender confirms its receipt and approval of the Phase I Environmental Site Assessment titled: “Phase I Environmental Site Assessment” dated October 5, 2012, and revised October 23, 2012, prepared by Barry Isett and Associates, Inc. and the other “Environmental Reports” as that term is defined in the Environmental Indemnity, if any. Within ten (10) days of Lender’s request therefor, the Borrower shall provide the Lender with copies of all additional environmental reports, tests and analyses prepared for the Borrower and other material documents and correspondence submitted to or received from governmental authorities regarding any environmental remediation concerning the Property promptly upon receipt thereof.

9.17.2                        Borrower shall notify Lender of any material adverse condition concerning the Property in accordance with Section 2 of the Environmental Indemnity and, upon request by Lender, Borrower shall provide Lender with supplemental reports detailing the nature and scope of the foregoing environmental conditions, such reports to be reasonably acceptable to Lender.

9.18                           Leasing.

9.18.1                  Leasing.  With respect to all leases or occupancy arrangements (and all amendments, extension and modifications thereof) executed relating to space in the Property (a “Lease”) in each instance, the prior written approval of the Lender, such approval not to be unreasonably withheld, shall be required as to: (i) the economic and other terms of such proposed Lease, (ii) creditworthiness of each tenant under any proposed Lease; (iii) the creditworthiness of each guarantor, if any, of a tenant’s obligations under any proposed Lease; (iv) any consent to any subletting under, or assignment of, any Lease (except for sublettings or assignments which do not require consent of landlord under the applicable Lease); (v) any modification or amendment to any Lease which could result in (a) a diminution of rent payable each month, (b) a shortening of the term or (c) a material increase in landlord obligations; and (vi) any termination, cancellation or surrender of a lease.  Each Lease, or modification or amendment to a Lease, which has been so approved by the Lender, or deemed to be approved as provided herein, and, if so requested by Lender as to which the tenant has executed an SNDA Agreement (if required under this Agreement) and estoppel certificate reasonably acceptable to Lender, shall be an “Approved Lease”.

9.18.2                  Borrower’s Requests.  Any request by Borrower for an approval from Lender with respect to leasing matters shall be sent or delivered to Lender by Borrower and shall be accompanied, at a minimum, by the following: (i) the proposed lease or amendment or modification thereof complete with all applicable schedules and exhibits; (ii) a complete copy of any proposed guaranty; (iii) reasonable financial information with respect to the proposed tenant and, if applicable, the proposed guarantor (as to new leases or amendments or modifications to existing leases involving material economic changes); (iv) a brief written summary of the proposed permitted uses; and (v) an executive summary of the terms and conditions of the proposed lease and, if applicable, the proposed guaranty.

9.18.3                  Response To Requests From Borrower.  Lender shall act on requests from Borrower for any approval under Section 9.19 in a commercially reasonable manner and shall use commercially reasonable efforts to respond to any such request within ten (10) days following Lender’s receipt thereof.  Lender’s response may consist of an approval or disapproval of the request, or a conditional approval thereof subject to specified reasonable conditions, or a request for further data or information, or any combination thereof.  In order to expedite the processing of requests for such approvals, Borrower agrees to provide Lender with as much advance information as is possible in a commercially reasonable manner in advance of Borrower’s formal request for an approval.  Provided the notice supplied by the Borrower contains the below legend, Lender’s failure to respond within ten (10) days shall be deemed to constitute an approval of the subject request.

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE.  FAILURE TO RESPOND WITHIN TEN (10) DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE LENDER OF THE ACTION REQUESTED BY THE BORROWER AND RECITED ABOVE.”

9.18.4                  SNDAs and Estoppels.  Lender shall have the right to require each tenant under a Lease to execute and deliver to Lender an SNDA Agreement in form, content and manner of execution reasonably acceptable to Lender and, from time to time, an estoppel certificate in form, content, and manner of execution reasonably acceptable to Lender.  Upon request of Borrower, Lender will provide each tenant under any Lease a non-disturbance and attornment agreement in form and content reasonably acceptable to Lender.  Notwithstanding anything to the contrary herein, provided there is no Event of Default hereunder, to the extent that there is a conflict between the terms and conditions of any SNDA Agreement to which Lender is a party and the terms of Section 14 hereof with respect to the payment of insurance proceeds and condemnation awards, the terms of the SNDA Agreement with respect to the payment of said insurance proceeds and condemnation awards shall govern.

9.19                           Reserved.

9.20                           Loan to Value Covenant9.20.1                                 .

9.20.1                        Loan to Value Ratio. At all times the ratio (“Loan to Value Ratio”) obtained by dividing (i) the outstanding principal balance of the Loan, by (ii) the appraised value of the Property, as determined by a MAI appraisal reviewed and approved by Lender in its reasonable discretion, expressed as a percentage, shall not be greater than (1) sixty percent (60%) prior to the Initial Maturity Date and (2) in the event the Maturity Date of the Loan is extended to the First Extended Maturity Date and subsequently extended to the Second Extended Maturity Date, fifty five percent (55%).

9.20.2                        Updated Appraisals.  Lender shall have the right at its option, from time to time, to order an update of prior appraisals or a new appraisal (collectively, an “Updated Appraisal”).  Each Updated Appraisal shall be prepared by the appraiser that prepared the appraisal for the Property approved as of the date hereof unless Lender makes a good faith determination not to have such appraiser prepare the same in which event the Updated Appraisal shall be prepared at Lender’s direction by an appraiser selected by Lender in its reasonable discretion. Any appraiser selected by Lender shall be an MAI member with not less than ten (10) years experience appraising office properties in the greater Darien, Connecticut area (and otherwise qualify pursuant to provisions of applicable laws and regulations under and pursuant to which Lender operates) and the Updated Appraisal shall be in form and substance satisfactory to the Lender, which approval shall not be unreasonably withheld.

9.20.3                        Costs of Appraisal.  Borrower shall pay for the costs of any appraisal including each Updated Appraisal; provided that Borrower shall only be required to pay for an Updated Appraisal (1) once per year, (2) in connection with an extension under Section 2.10 hereof and (3) upon the occurrence of an Event of Default which exists and is continuing.

9.21                           Debt Service Coverage Ratio.

9.21.1                        Ratio.  The Debt Service Coverage on each Calculation Date shall be not less than 1.50:1.00 (the “DSCR” or “Debt Service Coverage Ratio”).

9.21.2                        Loan Prepayment.  If such applicable DSCR covenant shall not be satisfied on any Calculation Date, the Borrower shall make a payment of principal on the Loan which would result in satisfying the applicable DSCR for such Calculation Period; it shall be an Event of Default hereunder if such payment is not made within the later of (a) ten (10) Business Days of Borrower’s submission of its calculation of DSCR for the prior year required under Section 9.2.2 hereunder and (b) the next Payment Date.

9.22                           No Violations.  Borrower’s performance of the Obligations evidenced and secured by the Loan Documents and any other agreements Borrower executes in connection therewith, shall not constitute a violation of, or conflict with, any law, order, regulation, contract, agreement or organizational document to which the Borrower is a party or by which it or the Property is bound.

10.                                 SPECIAL PROVISIONS.

10.1                           Right to Contest.

10.1.1                        Taxes and Claims by Third Parties.  Notwithstanding the provisions of Section 9.3 which obligate Borrower to pay taxes and other obligations to third parties when due, it is agreed that any tax, assessment, charge, levy, claim or obligation to a third party (expressly excluding an obligation to the Lender created under the Loan Documents) need not be paid if the validity or amount thereof shall be contested currently, diligently and in good faith by appropriate proceedings and if Borrower shall have adequate unencumbered (except in favor of Lender) cash reserves with respect thereto, and provided, further, that Borrower shall pay all taxes, assessments, charges, levies or obligations: (i) immediately upon the commencement of proceedings to enforce any lien which may have attached as security therefor, unless such proceeding is stayed by proper court order pending the outcome of such contest; and (ii) as to claims for labor, materials or supplies, prior to the imposition of any lien on the Property unless the lien is discharged or bonded.

10.1.2                        Legal Requirements.  Borrower may contest in good faith any claim, demand, levy or assessment under any Legal Requirements by any person or entity if: (i) the contest is based upon a material question of law or fact raised by Borrower in good faith; (ii) Borrower properly commences and thereafter diligently pursues the contest; (iii) the contest will not materially impair the ability to ultimately comply with the contested Legal Requirement should the contest not be successful and the conduct of the contest will not materially impair the Property and (i) Borrower demonstrates to Lender’s reasonable satisfaction that Borrower has the financial capability to undertake and pay for such contest and any corrective or remedial action then or thereafter reasonably likely to be necessary; (ii) no Event of Default exists; and (iii) if the contest relates to an Environmental Legal Requirement, the conditions set forth in the Environmental Indemnity relating to such contests shall be satisfied.

10.2                           Recourse Provisions.

10.2.1                        Limitation on Liability.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document and except as expressly provided by Guarantor in the Guaranty and Environmental Indemnity, no direct or indirect shareholder, partner, member, principal, affiliate, employee, officer, trustee, director, agent or other representative of any Borrower Party and/or of any of their Affiliates (each an “Exculpated Party”) shall have any personal liability for any action with respect to payment, performance or discharge of any covenants, obligations, or undertakings of any Borrower Party under this Agreement, and by acceptance hereof, Lender, for itself and its successors and assigns, irrevocably waives any and all such personal liability.  The sole recourse of the Lender for satisfaction of the obligations of Borrower hereunder and under any other Loan Document shall be against Borrower and its assets and not against any assets or property of any such Exculpated Party.  In the event that a Default or Event of Default occurs in connection with such obligations, no action shall be brought against any such Exculpated Party by virtue of its direct or indirect ownership interest in Borrower.  In the event of foreclosure or other sale or disposition of the Property, no judgment for any deficiency upon the obligations hereunder or under any other Loan Document shall be obtainable by the Lender against any such Exculpated Party.

10.2.2                        Additional Matters.  To the extent permitted under applicable law, nothing contained in these provisions or elsewhere shall: (i) limit the right of Lender to obtain injunctive relief or to pursue equitable remedies under any of the Loan Documents, or to pursue common law remedies for matters constituting fraud, or misappropriation of rents, or insurance or condemnation proceeds, against any party; or (ii) limit the liability of any attorney, law firm, architect, accountant or other professional who or which renders or provides any written opinion or certificate to Lender in connection with the Loan even though such person or entity may be an agent or employee of Borrower.

11.                                 EVENTS OF DEFAULT.  The following provisions deal with Default, Events of Default, notice, grace and cure periods, and certain rights of Lender following an Event of Default.

11.1                           Default and Events of Default.  The term “Default” as used herein or in any of the other Loan Documents shall mean any fact or circumstance which constitutes, or upon the lapse of time, or giving of notice, or both, could constitute, an Event of Default.  Each of the following events, unless cured within any applicable grace period set forth or referred to below in this Section 11.1, or in Section 11.2 shall constitute an “Event of Default”.

11.1.1                        Generally.  A default by Borrower in the performance of any term, provision or condition of this Agreement to be performed by Borrower, or a breach, or other failure to satisfy, any other term, provision, condition, covenant or warranty under this Agreement and such default remains uncured beyond any applicable specific grace period provided for in this Agreement, or as set forth in Section 11.2 below;

11.1.2                        Note and Other Loan Documents.  A default by Borrower in the performance of any term or provision of any Note, the Mortgage, or of any of the other Loan Documents, or a breach, or other failure to satisfy, any other term, provision, condition or warranty under any Note, the Mortgage or any other Loan Document, regardless of whether the then undisbursed portion of the Loan is sufficient to cover any payment of money required thereby, and the specific grace period, if any, allowed for the default in question shall have expired without such default having been cured;

11.1.3                       Financial Status and Insolvency.

(a)                                  Borrower shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (iii) make an assignment for the benefit of creditors; (iv) consent to, or acquiesce in, the appointment of a receiver, liquidator or trustee of itself or of the whole or any substantial part of its properties or assets; (v) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law; (vi) have a court of competent jurisdiction enter an order, judgment or decree appointing a receiver, liquidator or trustee of Borrower, or of the whole or any substantial part of the property or assets of Borrower, and such order, judgment or decree shall remain unvacated or not set aside or unstayed for sixty (60) days; (vii) have a petition filed against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law and such petition shall remain undismissed for sixty (60) days; (viii) have, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assume custody or control of Borrower or of the whole or any substantial part of its property or assets and such custody or control shall remain unterminated or unstayed for sixty (60) days; or (ix) have an attachment or execution levied against any substantial portion of the property of Borrower or against any portion of the Collateral which is not discharged or dissolved by a bond within thirty (30) days; or

(b)                                 Any such event set forth in (a) above shall occur with respect to Guarantor.

11.1.4                        Liens.  A lien for the performance of work or the supply of materials is filed by a subcontractor, laborer or supplier under the applicable laws of the State of Connecticut, or an attachment, judgment, execution or levy is filed against the Property and remains unsatisfied or is not discharged or dissolved by a bond (or by cash or other collateral reasonably acceptable to Lender) for a period of thirty (30) days after the filing thereof unless the lien is being contested as provided in Section 10.1.2.

11.1.5                        Breach of Representation or Warranty.  Any material representation or warranty made by Borrower or Guarantor herein or in any other instrument or document relating to the Loan, or the Property shall at any time be materially false or misleading, or shall be materially breached.

11.1.6                        Default Under Assigned Contract or Lease.  Borrower defaults or fails to satisfy any terms or condition under any Assigned Contract or Lease and such default(s) or failure is (are) not cured within the applicable notice and grace periods thereunder.

11.1.7                        Guarantor Default.  A default by Guarantor in the performance of any term or provision of this Agreement or any other Loan Document to which Guarantor is a party, or the breach, or any other failure to satisfy any other term, provision, condition or warranty imposed upon Guarantor in this Agreement or in any other Loan Document to which it is a party or by which Guarantor is bound, in each instance with respect to any of the foregoing, continuing to exist beyond all applicable notice and grace periods.

11.1.8                        Transfer Event.  The occurrence of any Transfer Event.

11.2                           Grace Periods and Notice.  As to each of the foregoing events the following provisions relating to grace periods and notice shall apply:

11.2.1                        No Notice or Grace Period.  There shall be no grace period and no notice provision with respect to the payment of principal at Maturity and no grace period and no notice provision with respect to defaults related to the voluntary filing of bankruptcy or reorganization proceedings or an assignment for the benefit of creditors, or with respect to nonmonetary defaults which are not reasonably capable of being cured, or with respect to a breach of warranty or representation under Section 8.1 (regarding Financial Information), or with respect to breaches under Section 9.6 (Restrictions on Liens, Transfers and Additional Debt), Section 9.7 (Limits on Guaranties and Distributions), or under Section 11.1.8, except that a Default arising from distribution other than a Permitted Distribution shall not constitute an Event of Default if the amount improperly distributed is repaid to Borrower within ten (10) Business Days following Borrower’s first having actual knowledge of all of the factual circumstances necessary to conclude that such Distribution gave rise to a Default hereunder.

11.2.2                        Nonpayment of Interest.  As to the nonpayment of interest due prior to Maturity, there shall be a five (5) day grace period without any requirement of notice from Lender.  If any such installment of interest is paid by an overdraft, Borrower shall have a three (3) Business Days grace period after notice from Lender (oral or written) to repay the overdraft with immediately available funds.

11.2.3                        Other Monetary Defaults.  All other monetary defaults shall have a five (5) day grace period following notice from Lender, or, if shorter, a grace period without notice until (i) one (1) Business Day before the last day on which payment is required to be made in order to avoid the cancellation or lapse of required insurance, or (ii) five (5) Business Days before a tax sale or the imposition of late charges or penalties in respect of taxes or other municipal charges.

11.2.4                        Nonmonetary Defaults Capable of Cure.  As to non-monetary defaults which are reasonably capable of being cured or remedied, unless there is a specific shorter or longer grace period provided for in this Agreement or in another Loan Document, there shall be a thirty (30) day grace period following notice from Lender or, if such default would reasonably require more than thirty (30) days to cure or remedy, such longer period of time not to exceed a total of one hundred twenty (120) days from Lender’s notice as may be reasonably required so long as Borrower shall commence reasonable actions to remedy or cure the default within thirty (30) days following such notice and shall diligently prosecute such curative action to completion within such one hundred twenty (120) day period.  However, where there is an emergency situation in which there is danger to person or property, such curative action shall be commenced as promptly as possible.

11.3                           Certain Lender Remedies.  If an Event of Default shall occur:

11.3.1                        Accelerate Debt.  Lender may by written notice to Borrower declare the indebtedness evidenced by the Note immediately due and payable (provided that in the case of a voluntary petition in bankruptcy filed by Borrower or Guarantor or an involuntary petition in bankruptcy filed against Borrower or Guarantor (after expiration of the grace period, if any, set forth in Section 11.1.3), such acceleration shall be automatic); and

11.3.2                        Pursue Remedies.  Lender may pursue any and all remedies provided for hereunder, or under any one or more of the other Loan Documents.

11.4                           Written Waivers.  If a Default or an Event of Default is waived by Lender pursuant to a specific written instrument executed by an authorized officer of Lender, the Default or Event of Default so waived shall be deemed to have never occurred.

12.                                 ADDITIONAL REMEDIES.

12.1                           Remedies.  Upon the occurrence of an Event of Default, whether or not the indebtedness evidenced by the Notes shall be due and payable, or Lender shall have instituted any foreclosure or other action for the enforcement of the Mortgage or the Notes, Lender may, in addition to any other remedies which Lender may have hereunder or under the other Loan Documents, and not in limitation thereof, and in the sole and absolute discretion of Lender:

12.1.1                       Enter and Perform. Enter upon the Property to perform obligations under leases, or to operate, maintain, repair and improve the Property and employ watchmen to protect the Property, all at the risk, cost and expense of Borrower, consent to such entry being hereby given by Borrower;

12.1.2                        Discontinue Work. At any time discontinue any work commenced in respect of the Property or change any course of action undertaken by it and not be bound by any limitations or requirements of time whether set forth herein or otherwise;

12.1.3                        Exercise Rights. Exercise the rights of Borrower under any contract or other agreement in any way relating to the Property and take over and use all or any part of the labor, materials, supplies and equipment contracted for by Borrower, whether or not previously incorporated into the realty; and

12.1.4                        Take other Actions.  In connection with any work undertaken by Lender pursuant to the provisions of this Section;

(a)                                  engage builders, contractors, architects, engineers and others for the purpose of furnishing labor, materials and equipment,

(b)                                 pay, settle or compromise all bills or claims which may become liens against the property constituting the Collateral, or which have been or may be incurred in any manner in connection with the Property or for the discharge of liens, encumbrances or defects in the title of the Property or the Collateral,

(c)                                  take or refrain from taking such action hereunder as Lender may from time to time determine, and

(d)                                 engage marketing and leasing agents and real estate brokers to advertise, lease or sell portions or all of the Property upon such terms and conditions as Lender may in good faith determine.

12.2                           Reimbursement.  Borrower shall be liable to Lender for all reasonable sums paid or incurred pursuant to any of the Loan Documents whether the same shall be paid or incurred pursuant to this section or otherwise, and all payments made or liabilities incurred by Lender hereunder of any kind whatsoever shall be paid by Borrower to Lender upon demand with interest at the Default Rate as provided in this Agreement or the Note from the date of payment by Lender to the date of payment to Lender and repayment of such sums with such interest shall be secured by the applicable Security Documents.

12.3                           Power of Attorney.  For the purpose of exercising the rights granted by this Section 12, as well as any and all other rights and remedies of Lender, the Borrower hereby irrevocably constitutes and appoints Lender (or any agent designated by Lender) its true and lawful attorney-in-fact, upon and during the existence of any Event of Default, to execute, acknowledge and deliver any instruments and to do and perform any acts in the name and on behalf of the Borrower.

13.                                 INTENTIONALLY OMITTED.

14.                                 CASUALTY AND TAKING.

14.1                           Casualty and Obligation To Repair.  In the event of any damage or destruction to the Property or the other Collateral by reason of fire or other hazard or casualty (collectively, a “Casualty”), Borrower shall give prompt written notice thereof to Lender and proceed with reasonable diligence, in full compliance with all Legal Requirements and the other requirements of the Loan Documents, to repair, restore, rebuild or replace the affected property (collectively, the “Repair Work”) provided that Lender makes available insurance proceeds for the Cost to Repair (as defined below).

14.2                           Adjustment of Claims.  All insurance claims shall be adjusted by Borrower, at Borrower’s sole cost and expense, but subject to Lender’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided that if any Event of Default exists under any of the Loan Documents Lender shall have the right to adjust and compromise such claims without the approval of Borrower.

14.3                           Payment and Application of Insurance Proceeds.  Subject always to the terms of the Mortgage, and specifically Section 5 thereof, all proceeds of insurance shall be paid to Lender and, at Lender’s option, be applied to Borrower’s Obligations (without any payment required pursuant to Section 2.5.3) or released, in whole or in part, to pay for the actual cost of repair, restoration, rebuilding or replacement (collectively, “Cost To Repair”).  If the Cost To Repair does not exceed $500,000.00, then Lender shall release so much of the insurance proceeds as may be required to pay for the actual Cost to Repair in accordance with the provisions of Section 14.4.  Notwithstanding the foregoing, if in Lender’s good faith judgment the insurance proceeds are not sufficient to pay for the actual Cost to Repair, the Borrower shall, within thirty (30) days after Lender’s request, deposit with Lender such additional amounts as Lender shall in good faith determine to be necessary to pay for the Cost to Repair, and if the Borrower shall fail to make such payment such failure shall constitute an Event of Default hereunder.

14.4                           Conditions To Release of Insurance Proceeds.  If Lender is required to release insurance proceeds under Section 14.3, Lender may impose reasonable conditions on such release which shall include, but not be limited to, the following:

(a)                                  Prior written approval by Lender, which approval shall not be unreasonably withheld, conditioned or delayed of plans, specifications, cost estimates, contracts and bonds for the restoration or repair of the loss or damage if the Cost to repair exceeds $250,000.00;

(b)                                 Waivers of lien, architect’s certificates, contractor’s sworn statements and other evidence of costs, payments and completion as Lender may reasonably require;

(c)                                  If the Cost To Repair does not exceed $250,000.00, the funds to pay therefor shall be released to Borrower; otherwise, funds shall be released upon final completion of the Repair Work, unless Borrower requests earlier funding, in which event partial monthly disbursements equal to 90% of the value of the work completed (or, if the applicable contract is on a cost plus basis, then 90% of the costs of the work completed, if such cost is less than the value thereof) shall be made prior to final completion of the repair, restoration or replacement and the balance of the disbursements shall be made upon full completion and the receipt by Lender of satisfactory evidence of payment and release of all liens;

(d)                                 Determination by Lender that the undisbursed balance of such proceeds on deposit with Lender, together with additional funds deposited for the purpose, shall be at least sufficient to pay for the remaining Cost To Repair, free and clear of all liens and claims for lien; and

(e)                                  The absence of any Event of Default under any Loan Documents.

14.5                           Taking.  Subject in all events to the terms of the Mortgage, and specifically Section 6 thereof, if there is any condemnation for public use of the Property or of any Collateral, the awards on account thereof shall be paid to Lender and shall be applied to Borrower’s Obligations (without any payment required pursuant to Section 2.5.4), or at Lender’s discretion released to Borrower.  If, in the case of a partial taking or a temporary taking, in the sole judgment of Lender the effect of such taking is such that there has not been a material and adverse impairment of the viability of the Property or the value of the Collateral, and, so long as no Event of Default exists, Lender shall release awards on account of such partial or temporary taking to Borrower, but only if such awards are sufficient (or amounts sufficient are otherwise made available) to repair or restore the Property to a condition reasonably satisfactory to Lender and such partial or temporary taking shall not be deemed to violate the provisions of Section 9.6.  As long as no Event of Default exists, Borrower is entitled to negotiate settlement of condemnation claims, provided that Borrower will not agree to settlement without prior approval of the Lender not to be unreasonably withheld.

15.                                 GENERAL PROVISIONS.

15.1                           Notices; Deliveries; Lender and Lender Consents.  Any notice or other communication in connection with this Loan Agreement, the Note, the Mortgage, or any of the other Loan Documents, shall be in writing, and (i) deposited in the United States Mail, postage prepaid, by registered or certified mail, or (ii) hand delivered by any commercially recognized courier service or overnight delivery service such as Federal Express, or (iii) sent by facsimile transmission (with a copy by overnight delivery) if a fax number is designated below, addressed as follows:

If to Borrower:

CPPT Darien LLC
c/o Clarion Partners Property Trust Inc.
230 Park Avenue
New York, New York 10169
Attention: Harris Markowitz, Assistant Controller/Senior Associate

Fax No.:  (212) 808-6103

and

CPPT Darien LLC
c/o Clarion Partners Property Trust Inc.
230 Park Avenue
New York, New York 10169

Attention: Thomas James, Asset Management Officer/Vice President

Fax No.: (212) 883-2700

with copies to:

Mayer Brown LLP
71 S. Wacker Drive
Chicago, Illinois 60606

Attention: Jeffrey A. Usow, Esq.

Fax No.: (312) 706-8725

If to Lender:

Sovereign Bank, N.A.
75 State Street
Boston, Massachusetts 02109
Attention:  Heidi L. Muskavitch, Vice President

Fax No.: (617) 757-5651

with copies to:

Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attention: Kevin J. Lyons, Esquire

Fax No.: (617) 880-3456

Any such addressee may change its address for such notices to such other address in the United States as such addressee shall have specified by written notice given as set forth above.

All periods of notice shall be measured from the deemed date of delivery.  A notice shall be deemed to have been given, delivered and received for the purposes of all Loan Documents upon the earliest of: (i) if sent by certified or registered mail, on the third Business Day following the date of postmark, or (ii) if delivered by courier or overnight service, upon actual receipt, or (iii) if sent by facsimile transmission, upon receipt as evidenced by confirmation.

15.2                           Limitations on Assignment.  Except with respect to any Permitted Transaction, Borrower may not assign this Agreement or the monies due thereunder without the prior written consent of the Lender in each instance.

15.3                           Further Assurances.  Borrower shall upon reasonable request from Lender from time to time execute, seal, acknowledge and deliver such further instruments or documents which Lender may reasonably require to better perfect and confirm the rights and remedies of Lender hereunder, under the Note, the Mortgage, and under each of the other Loan Documents.

15.4                           Parties Bound.  The provisions of this Agreement and of each of the other Loan Documents shall be binding upon and inure to the benefit of Borrower and the Lender and their respective successors and assigns, except as otherwise prohibited by this Agreement or any of the other Loan Documents.

This Agreement is a contract by and among Borrower and the Lender for their mutual benefit, and no third person, other than the Guarantor, shall have any right, claim or interest against either Lender or Borrower by virtue of any provision hereof.

15.5                           Waivers, Extensions and Releases.  Lender may at any time and from time to time waive any one or more of the conditions contained herein or in any of the other Loan Documents, or extend the time of payment of the Loan, or release portions of the Collateral from the provisions of this Agreement and from the Mortgage, or any other Security Document, but any such waiver, extension or release shall be deemed to be made in pursuance and not in modification hereof; and any such waiver in any instance, or under any particular circumstance shall not be considered a waiver of such condition in any other instance or any other circumstance.

15.6                           Governing Law; Consent to Jurisdiction; Mutual Waiver of Jury Trial.

15.6.1                        Substantial Relationship.  It is understood and agreed that all of the Loan Documents were negotiated, executed and delivered in the Commonwealth of Massachusetts, which Commonwealth the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by the Loan Documents.

15.6.2                        Place of Delivery.  Borrower agrees to furnish to Lender at the Lender’s office in Boston, Massachusetts all further instruments, certifications and documents to be furnished to Lender hereunder.

15.6.3                        Governing Law.  This Agreement, except as otherwise provided in Section 15.6.6, and each of the other Loan Documents shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law.

15.6.4                        Consent to Jurisdiction.  Borrower hereby consents to personal jurisdiction in any state or Federal court located within Massachusetts.

15.6.5                        JURY TRIAL WAIVER.  BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND EACH OF THE FOREGOING PARTIES AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, EACH OF BORROWER AND LENDER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  BORROWER CERTIFIES THAT NO REPRESENTATIVE, LENDER OR ATTORNEY OF LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BORROWER AND LENDER TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

15.6.6                                           Exceptions.  Notwithstanding the foregoing choice of law:

(a)                                  matters relating to the creation, perfection, priority and enforcement of the liens on and security interests in the Property or other assets situated in Darien, Connecticut, including by way of illustration, but not in limitation, actions for foreclosure, for injunctive relief, or for the appointment of a receiver, shall be governed by the laws of the State of Connecticut;

(b)                                 Lender shall comply with applicable law in the State of Connecticut to the extent required by the law of such jurisdiction in connection with the foreclosure of the security interests and liens created under the Mortgage and the other Loan Documents with respect to the Property or other assets situated in Darien, Connecticut; and

(c)                                  provisions of Federal law and the law of the State of Connecticut shall apply in defining the terms Hazardous Materials, Environmental Legal Requirements and Legal Requirements applicable to the Property as such terms are used in this Loan Agreement, the Environmental Indemnity and the other Loan Documents.

Nothing contained herein or any other provisions of the Loan Documents shall be construed to provide that the substantive laws of the State of Connecticut shall apply to any parties’ rights and obligations under any of the Loan Documents, which, except as expressly provided in clauses (i), (ii) and (iii) of this Section 15.6.6, are and shall continue to be governed by the substantive law of the Commonwealth of Massachusetts, except as set forth in clauses (i), (ii) and (iii) of this Section 15.6.6. In addition, the fact that portions of the Loan Documents may include provisions drafted to conform to the law of the State of Connecticut is not intended, nor shall it be deemed, in any way, to derogate the parties, choice of law as set forth or referred to in this Loan Agreement or in the other Loan Documents.  The parties further agree that the Lender may enforce its rights under the Loan Documents including, but not limited to, its rights to sue the Borrower or to collect any outstanding indebtedness in accordance with applicable law.

15.7                           Survival.  All representations, warranties, covenants and agreements of Borrower, or Guarantor, herein or in any other Loan Document, or in any notice, certificate, or other paper delivered by or on behalf of Borrower or Guarantor pursuant hereto are significant and shall be deemed to have been relied upon by Lender notwithstanding any investigation made by Lender or on its behalf and shall, except as provided herein or in any of the other Loan Documents, survive the delivery of the Loan Documents and the making of the Loan.  No review or approval by Lender, or any of its Consultants or representatives, of any plans and specifications, opinion letters, certificates by professionals or other item of any nature shall relieve Borrower or anyone else of any of the obligations, warranties or representations made by or on behalf of Borrower or a Guarantor, or any one or more of them, under any one or more of the Loan Documents.

15.8                           Cumulative Rights.  All of the rights of Lender hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Lender may determine in its reasonable good faith judgment.

15.9                           Claims Against Lender.

15.9.1                        Borrower Must Notify.  The Lender shall not be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within one hundred eighty (180) days after Borrower first had actual knowledge or actual notice of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, with reasonable promptness thereafter.  Such actual knowledge or actual notice shall refer to what was actually known by, or expressed in a written notification furnished to, any of the persons or officials referred to in Exhibit C as Authorized Representatives.

15.9.2                        Remedies.  If it is determined by the final order of a court of competent jurisdiction, which is not subject to further appeal, that Lender has breached any of its obligations under the Loan Documents and has not remedied or cured the same with reasonable promptness following notice thereof, Lender’s responsibilities shall be limited to: (i) where the breach consists of the failure to grant consent or give approval in violation of the terms and requirements of a Loan Document, the obligation of Lender to grant such consent or give such approval and to pay Borrower’s reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings; and (ii) in the case of any such failure to grant such consent or give such approval, or in the case of any other such default by Lender where it is also so determined by the final decision of a court of competent jurisdiction which is not subject to further appeal that Lender did not act in a commercially reasonable manner, the payment of any actual, direct, compensatory damages sustained by Borrower as a result thereof plus Borrower’s reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings.

15.9.3                        Limitations.  In no event, however, shall Lender be liable to Borrower or to Guarantor or anyone else for other damages such as, but not limited to, indirect, speculative or punitive damages whatever the nature of the breach by Lender of its several obligations under this Loan Agreement or under any of the other Loan Documents.  In no event shall Lender be liable to Borrower or to Guarantor or anyone else unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within the time period specified above.

15.10                     Obligations Absolute.  Except to the extent prohibited by applicable law which cannot be waived, the Obligations of Borrower and the obligations of Guarantor under the Loan Documents shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever, including, without limitation, the existence of any claim, set off, defense or other right which Borrower or Guarantor may have at any time against Lender whether in connection with the Loan or any unrelated transaction, except for any such claim, setoff, defense, or any right, if any, as to which a written notice shall have been given to Lender in accordance with the provisions of Section 15.9.

15.11                     Table of Contents, Title and Headings.  Any Table of Contents, the titles and the headings of sections are not parts of this Loan Agreement or any other Loan Document and shall not be deemed to affect the meaning or construction of any of its or their provisions.

15.12                     Counterparts.  This Loan Agreement and each other Loan Document may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument.  In making proof of this agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement is sought.

15.13                     Satisfaction of Commitment.  The Loan being made pursuant to the terms hereof and of the other Loan Documents is being made in satisfaction of Lender’s obligations under the Commitment Letter dated October 2, 2012. The terms, provisions and conditions of this Agreement and the other Loan Documents supersede the provisions of such Commitment Letter.

15.14                     No Dealings By Lender With Broker.  Lender represents to Borrower that Lender has not engaged or dealt with any broker who is entitled to a brokerage fee with respect to the Loan.

15.15                     Time Of the Essence.  Time is of the essence of each provision of this Agreement and each other Loan Document.

15.16                     No Oral Change.  This Loan Agreement and each of the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought (except no such writing shall be required for any party which, pursuant to a specific provision of any Loan Document, is required to be bound by changes without such party’s assent).  In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealings or the like be effective to amend, terminate, extend or otherwise modify this Loan Agreement or any of the other Loan Documents.

15.17       Monthly Statements.  While Lender may issue invoices or other statements on a monthly or periodic basis (a “Statement”), it is expressly acknowledged and agreed that, except as provided for herein: (i) the failure of Lender to issue any Statement on one or more occasions shall not affect Borrower’s obligations to make payments under the Loan Documents as and when due; (ii) the inaccuracy of any Statement shall not be binding upon Lender and so Borrower shall always remain obligated to pay the full amount(s) required under the Loan Documents as and when due notwithstanding any provision to the contrary contained in any Statement; (iii) all Statements are issued for information purposes only and shall never constitute any type of offer, acceptance, modification, or waiver of the Loan Documents or any of Lender’s rights or remedies thereunder; and (iv) in no event shall any Statement serve as the basis for, or a component of, any course of dealing, course of conduct, or trade practice which would modify, alter, or otherwise affect the express written terms of the Loan Documents.

15.18       Integration.  This Agreement, together with all the other Loan Documents, is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement.  This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by Borrower and Lender, subject to the terms of Article 16 hereof.

16.                                 ASSIGNMENT AND PARTICIPATION.

16.1                           Right to Sell.  Lender shall have the unrestricted right at any time or from time to time, and with Borrower’s consent (which shall not be unreasonably withheld, conditioned or delayed; provided however, such consent shall not be required if an Event of Default exists hereunder), to assign all or any portion of its rights and obligations hereunder to one or more Eligible Assignees, and Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Lender may reasonably request to effect the foregoing.  In addition, at the reasonable request of Lender and any such Eligible Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Eligible Assignee and, if Lender has retained any of its rights and obligations hereunder following such assignment, to Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the Note held by Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Eligible Assignee and Lender after giving effect to such assignment.  Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lender in connection with such assignment, and the payment by Eligible Assignee of the purchase price agreed to by Lender, and such Eligible Assignee, such Eligible Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Lender pursuant to the assignment documentation between Lender and such Eligible Assignee, and Lender shall be released from its obligations hereunder and thereunder to a corresponding extent.

16.2                           Right to Participate.  Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in Lender’s obligation to lend hereunder and/or any or all of the loans held by Lender hereunder.  In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrower, Lender shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder.

16.3                           Disclosures. Lender may furnish any information concerning Borrower in its possession from time to time to prospective Eligible Assignees and Participants, provided that Lender shall require any such prospective Eligible Assignee or Participant to agree in writing to maintain the confidentiality of such information.

16.4                           Borrower Obligations.  Borrower shall not be responsible for any costs or expenses incurred by Lender or such Eligible Assignee in connection with this Article 16. Notwithstanding anything in this Article 16 to the contrary, in no event shall Borrower be required to incur, suffer or accept (except to a de minimis extent) (i) any lesser rights or greater obligations or administrative or operational burden than as currently set forth in the Loan Documents or (ii) except as expressly set forth, any cost or expense, in either case, in connection with any sale, assignment or participation described herein.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF this Agreement has been duly executed and delivered as a sealed instrument at Boston, Massachusetts as of the date first written above.

BORROWER:

CPPT DARIEN LLC,
a Delaware limited liability company

By:	CPT Real Estate LP, a Delaware limited partnership, its sole Member

	By:	Clarion Partners Property Trust Inc., a Maryland corporation, its General Partner

		By:	/s/ Edward L. Carey
		Name:	Edward L. Carey
		Title:	Chief Executive Officer

[Signatures continued on following page]

[Signature page to Loan Agreement]

LENDER:

SOVEREIGN BANK, N.A.

By:	/s/ George I. Brockman
Name:	George I. Brockman
Title:	Senior Vice President

EXHIBITS AND SCHEDULES:

			Section
			Reference
			Number

Exhibit A	-	Definitions	1.1
Exhibit B	-	Ownership Interests and Taxpayer Identification Numbers	8.10.2
Exhibit C	-	Authorized Representatives	4
Exhibit D	-	Required Hazard Property and Other Insurance	7.1.12 and 9.5
Exhibit H	-	Intentionally Omitted.
Exhibit I	-	Form Note	3.3

Schedule 8.3	-	Litigation	8.3

Ex - 1

EXHIBIT A TO LOAN AGREEMENT

DEFINITIONS

Adjusted LIBO Rate.  The term “Adjusted LIBO Rate” means for each Interest Period the rate per annum obtained by dividing (i) the LIBO Rate for such Interest Period, by (ii) a percentage equal to one hundred percent (100%) minus the maximum reserve percentage applicable during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirements (including, without limitation, any basic, supplemental, marginal and emergency reserve requirements) for Lender in respect of liabilities or assets consisting of or including Euro-currency liabilities. (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to the Interest Period.

Affiliate shall mean any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, the referenced Person.

Agreement as defined in the Preamble.

Applicable Margin shall mean two hundred thirty (230) basis points.

Approved Lease as defined in Section 9.18.1.

Assignment of Contracts as defined in Section 3.1.3.

Assignment of Leases and Rents as defined in Section 3.1.2.

Assignment of Protection Agreement as defined in Section 3.1.4.

Authorized Representatives as defined in Section 4 and listed on Exhibit C.

Borrower as defined in the Preamble.

Business Day shall mean any day of the year on which offices of Sovereign Bank, N.A. are not required or authorized by law to be closed for business in Boston, Massachusetts.  If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day, and such extension of time shall be included in computing interest and Late Charges in connection with such payment.  Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no “February 30th”), the payment shall be due on the last Business Day of the calendar month.

Calculation Date shall mean December 31, 2012, and each December 31 thereafter until the Maturity Date.

Calculation Period shall mean each twelve month period ending on a Calculation Date.

Casualty as defined in Section 14.1.

Closing Date shall mean October 31, 2012.

Collateral as defined in Section 7.1.5.

Consultant as defined in Section 5.1.

Control shall mean, as well as correlatives thereof, shall mean the power, direct or indirect, (a) to vote 51% or more of the securities having the right to vote for the election of directors, trustees or other such authorized representatives of such Person, or the general partner thereof, or the manager thereof, or the right to remove or elect any director, trustee or such other authorized representative, or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. “Controlling” or “Controlled” have meanings correlative thereto.

Ex A - 1

Cost Maintenance Fee as defined in Section 2.5.4.

Cost To Repair as defined in Section 14.3.

Debt Service Coverage shall mean the ratio for the Calculation Period of (A) Net Operating Income to (B) Debt Service on the Loan.

Debt Service Coverage Ratio as defined in Section 9.21.1.

Debt Service on the Loan shall mean in respect of compliance with the Debt Service Coverage covenant for each Calculation Period, the greater of (a) the payments of principal and interest payable during the Calculation Period under the Loan, after giving effect to any Interest Rate Protection Agreement entered into with respect to the Loan by the Borrower, or (b) a debt service constant of seven percent (7.00%) based on the outstanding principal balance of the Loan on the first date of the Calculation Period.

Default as defined in Section 11.1.

Default Rate as defined in Section 2.5.8.

Dollars shall mean lawful money of the United States.

DSCR as defined in Section 9.21.1.

Effective LIBO Rate shall mean the per annum rate equal to the Adjusted LIBO Rate plus the Applicable Margin.

Eligible Assignee shall mean:

(a)                                  a commercial bank organized under the laws of the United States, or any State thereof, and having (i) total assets in excess of $1,000,000,000, and (ii) a combined capital and surplus of at least $250,000,000;

(b)                                 a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having (i) total assets in excess of $1,000,000,000, and (ii) a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD;

(c)                                  a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having (i) admitted assets of at least $1,000,000,000 and (ii) claims paying ability of A+ as set forth in Best’s Ratings; and

(d)                                 a nationally recognized investment banking company, or an Affiliate thereof (expressly excluding any Person which is directly or indirectly an Affiliate of Borrower, of a Guarantor, of any member of Borrower, or of any partner or member of a Guarantor) organized under the laws of any State of the United States, and licensed or qualified to conduct such business under the laws of any such State and having (i) total assets of at least $1,000,000,000, (ii) a net worth of at least $250,000,000.

In each instance an Eligible Assignee must be subject to supervision or regulation by the Comptroller of the Currency, any other United States bank or securities regulatory agency, or the banking or insurance department of the United States or any political subdivision thereof.

Environmental Indemnity as defined in Section 3.2.2.

Environmental Legal Requirements as defined in the Environmental Indemnity.

Equity Deficiency as defined in Section 6.2.2.

ERISA as defined in Section 2.6.

Event of Default as defined in Section 11.1.

Excess Cash Flow shall mean the Net Operating Income accumulated by Borrower from the Borrower’s ownership and operation of the Property, less any required payments to the Lender hereunder.

Exculpated Party as defined in Section 10.2.1.

Extended Maturity Date as defined in Section 2.3.

Extended Term as defined in Section 2.3.

Extension Fee as defined in Section 2.10.4.

First Extended Maturity Date as defined in Section 2.3.

First Extended Term Date as defined in Section 2.3.

Guarantor as defined in Section 1.5.

Guaranty as defined in Section 3.1.4.

Hazardous Materials shall mean and include asbestos, mold, flammable materials, explosives, radioactive substances, polychlorinated biphenyls, radioactive substances, other carcinogens, oil and other petroleum products, pollutants or contaminants that could be a detriment to the environment, and any other hazardous or toxic materials, wastes, or substances which are defined, determined or identified as such in any past, present or future federal, state or local laws, rules, codes or regulations, or any judicial or administrative interpretation of such laws, rules, codes or regulations.

Improvements as defined in Section 1.3.

Indemnified Party as defined in Section 9.15.

Indemnitors as defined in Section 3.2.2.

Initial Maturity Date as defined in Section 2.2.

Interest Period.

(A)                              The term “Interest Period” means with respect to the Effective LIBO Rate, a period of one (1) month, subject to availability.  Each such Interest Period shall commence on the Business Day so selected, or deemed selected, by Borrower and shall end on the numerically corresponding day in the first month thereafter.  Provided, however: (i) if there is no such numerically corresponding day, such Interest Period shall end on the last Business Day of the applicable month, (ii) if the last day of such an Interest Period would otherwise occur on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; but (iii) if such extension would otherwise cause such last day to occur in a new calendar month, then such last day shall occur on the immediately preceding Business Day.

(B)                                The term “Interest Period” shall mean with respect to the Variable Rate consecutive periods of one (1) day each.

Interest Rate Protection Agreement means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower with the Lender (or any of its Affiliates) which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, including, without limitation, any swap agreement evidenced by an ISDA Master Agreement.

Investment shall mean the acquisition of any real or tangible personal property or of any stock or other security, any loan, advance, bank deposit, money market fund, contribution to capital, extension of credit (except for accounts receivable arising in the ordinary course of business and payable in accordance with customary terms) , or purchase or commitment or option to purchase or otherwise acquire real estate or tangible personal property or stock or other securities of any party or any part of the business or assets comprising such business, or any part thereof.

Land as defined in Section 1.3.

Late Charges as defined in Section 2.5.9.

Lease as defined in Section 9.18.1.

Legal Requirements shall mean all applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lender as defined in the Preamble.

LIBO Rate means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Sovereign Bank, N.A. and with a term equivalent to such Interest Period would be offered by Lender’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Licenses and Permits shall mean all licenses, permits, authorizations and agreements issued by or agreed to by any governmental authority, or by a private party pursuant to a Permitted Title Exception, and including, but not limited to, building permits, occupancy permits and such special permits, variances and other relief as may be required pursuant to Legal Requirements which may be applicable to the Property.

Liquidation Proceeds.  Amounts received by the Lender in the exercise of the rights and remedies under the Loan Documents (including, but not limited to, all rents, profits and other proceeds received by the Lender from the operation of the Property or the liquidation of any Collateral, but not including any amount bid at a foreclosure sale by or on behalf of the Lender or otherwise credited to the Borrower in, any deed-in-lieu of foreclosure or similar transaction).

LLC Agreement as defined in Section 1.2.

Loan as defined in Section 1.4.

Loan Agreement as defined in the Preamble.

Loan Documents as defined in Section 3.3.

Loan to Value Ratio as defined in Section 9.20.

London Banking Day.  The term “London Banking Day” means any day on which dealings in deposits in Dollars are transacted in the London interbank market.

MAI shall mean Member of the Appraisers Institute.

Major Tenant shall mean Stamford Health Systems, Inc.

Maturity shall mean the Maturity Date, or, if the Maturity Date has been extended pursuant to the provisions of the Loan Agreement, the First Extended Maturity Date or Second Extended Maturity Date, or in any instance, upon acceleration of the Loan, if the Loan has been accelerated by the Lender upon an Event of Default.

Maturity Date shall mean the Initial Maturity Date, or if the Loan is extended pursuant to the terms and conditions set forth herein, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable.

Member as defined in Section 1.2 and set forth in Exhibit B.

Mortgage as defined in Section 3.1.1.

Net Operating Income shall mean the rental and other income derived from the Property, including, without limitation, from Leases, all for the subject Calculation Period, less all Operating Expenses for the same period.

Note as defined in Section 3.2.

Obligations as defined in Section 3.1.

Operating Expenses shall mean actual expenditures of all kinds made with respect to the operation of the Property during each Calculation Period including, but not limited to, expenditures for taxes, insurance, repairs, maintenance, management fees based on an assumed 3.0% management fee, salaries, advertising expenses, professional fees, wages and utility costs, amounts payable with respect to the Property under or with respect to any Permitted Title Exceptions, but expressly excluding: (a) any debt service on the Loans, (b) expenditures made out of reserves previously created, and tenant improvement costs and leasing commissions, (c) any expenses paid directly by a tenant under a Lease, (d) any payments or expenses for which Borrower was or is to be reimbursed out of loan proceeds, insurance or by a third party, (e) capital expenditures (f) depreciation and amortization, or (g) reasonable non-recurring legal, audit, or organizational expenses of the Borrower, its members or Guarantor.

Ownership Interests shall mean all forms of ownership, whether legal or beneficial, voting or non-voting, including stock, partnership interests, limited liability company membership or ownership interests, joint tenancy interests, proprietorship interests, trust beneficiary interests, proxy interests, power-of-attorney interests, and all options, warrants and instruments convertible into such other interests, and any other right, title or interest not included in this definition that Lender determines to constitute a form of direct or indirect ownership in Borrower.

Participant as defined in Section 16.2.

Payment Date shall mean the first Business Day of each month.

Permitted Additional Debt as defined in Section 9.6.4.

Permitted Distributions as defined in Section 9.7.2.

Permitted Title Exceptions as defined in the Mortgage.

Permitted Transactions as defined in Section 9.6.2.

Permitted Transfers as defined in Section 9.6.3.

Person shall mean any natural or unnatural person, corporation, partnership, limited liability company, joint venture, association or other entity or any governmental agency or authority.

Prime Rate.  The term “Prime Rate” means the variable per annum rate of interest so designated from time to time by each of Sovereign Bank, N.A. as its prime or base rate, whichever is higher.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

Property as defined in Section 1.3.

Registered Land Surveyor shall mean a land surveyor or engineer licensed as such in the jurisdiction where the Property is situated.

Repair Work as defined in Section 14.1.

Second Extended Maturity Date as defined in Section 2.3.

Second Extended Term Date as defined in Section 2.3.

Security as defined in Section 3.1.

Security Documents as defined in Section 3.3.

SNDA Agreement as defined in Section 9.18.1.

Survey as defined in Section 1.3.

Statement as defined in Section 15.17.

Term shall mean the Initial Term, or if the Initial Term is extended pursuant to the terms and conditions set forth herein, the Initial Term and each Extended Terms, as applicable.

Transfer Event shall mean any sale, conveyance, or transfer, whether voluntary, by operation of law or otherwise, of all or any portion of, or interest in, the Property or the Improvements (other than as permitted in this Agreement) or the placing of any mortgage, lien or other encumbrance on the Property or the Improvements (other than as permitted in this Agreement), or any sale, transfer of ownership or other change in the ownership interests in the Borrower (other than any transfers expressly permitted in this Agreement), without prior written consent of the Lender in each event.

Treasury Rate shall mean, as of the date of any calculation or determination, the latest published rate for United States Treasury Notes or Bills (but the rate on Bills issued on a discounted basis shall be converted to a bond equivalent) as published weekly in the Federal Reserve Statistical Release H.15(519) of Selected Interest Rates (as determined by Lender) with a maturity closest to the last day of the Interest Period in respect of which the Loan is: (i) being prepaid in whole or in part, or (ii) converted to the Variable Rate.

UCC means the Uniform Commercial Code in effect in the Commonwealth of Massachusetts and the jurisdiction where the Property is located.

Updated Appraisal as defined in Section 9.21.

Variable Rate means a per annum rate equal at all times to the Prime Rate plus the Applicable Margin, with changes therein to be effective simultaneously without notice or demand of any kind with any change in the Prime Rate.

Variable Rate Loan shall mean any principal outstanding under this Agreement which pursuant to this Agreement bears interest at the Variable Rate.